SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Amendment No. 1
Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Under Rule 14a-12
KATY INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of filing fee (Check the appropriate box):
☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

          , 2008

Dear Stockholders:

On behalf of the Board of Directors and management of Katy Industries, Inc. (“Katy” or the “Company”), I cordially invite you to attend a Special Meeting of Stockholders (the “Meeting”) of the Company. The Meeting will be held at 10:00 am local time on          , 2008 at the Holiday Inn Mount Kisco, located at One Holiday Inn Drive, Mount Kisco, New York.

At the Meeting, stockholders will be asked to vote upon the following:

1. A proposal to amend Katy’s Certificate of Incorporation to change the number of issued and outstanding shares of Katy by effecting a 1-for-500 reverse stock split, with cash paid in lieu of resulting fractional shares. The amendment would also change the number of authorized shares and the par value of Katy’s common shares. The primary effect of the reverse stock split will be to reduce the Company’s total number of record holders by cashing out any shareholders with less than 500 shares. This will allow the Company to cease registration of its common stock under the Securities Exchange Act of 1934, as amended. The Company anticipates that the reverse stock split will result in material cost savings to the Company beginning in 2009, while also allowing management to focus on managing Katy’s business and growing shareholder value. The Company also plans to continue to provide shareholders with annual audited financial statements and quarterly unaudited financial statements through the pink sheets financial reports service, and to solicit proxies in connection with its annual stockholder meeting. The Board of Directors unanimously recommends that you vote “FOR” this proposal; and

2. A proposal for the adjournment or postponement of the Meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Meeting to adopt the reverse stock split referred to in item 1. The Board of Directors unanimously recommends that you vote “FOR” this proposal.

I encourage you to attend the Meeting in person. Whether or not you plan to attend, however, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope as promptly as possible. This will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the Meeting.

Thank you for your prompt attention to this important matter.

Sincerely,

William F. Andrews
Chairman of the Board of Directors

KATY INDUSTRIES, INC.
305 Rock Industrial Park Drive
Bridgeton, Missouri 63044
(314) 656-4321

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on          , 2008

Notice is hereby given that a Special Meeting of Stockholders (the “Meeting”) of Katy Industries, Inc. (“Katy” or the “Company”) will be held at the Holiday Inn Mount Kisco, located at One Holiday Inn Drive, Mount Kisco, New York on          , 2008 at 10:00 a.m. local time. A Proxy Statement and a proxy card for the Meeting are enclosed.

The Meeting is for the following purposes:

1. To consider and vote upon a proposal to amend Katy’s Certificate of Incorporation to effect a 1-for-500 reverse stock split of Katy’s common shares (the “Reverse Stock Split”). As a result of the Reverse Stock Split, (a) each stockholder owning fewer than 500 common shares of Katy immediately before the effective time of the Reverse Stock Split will receive $2.00 in cash, without interest, for each Katy common share owned by such stockholder immediately prior to the Reverse Stock Split and will no longer be a stockholder of Katy; (b) each stockholder holding 500 or more Katy shares immediately before the effective time of the Reverse Stock Split will receive one share for each 500 shares held before the Reverse Stock Split and in lieu of any fractional shares following the Reverse Stock Split, will receive $2.00 in cash, without interest, for any shares held immediately before the Reverse Stock Split that result in the fraction. The proposed amendment to Katy’s Certificate of Incorporation is attached as Exhibit B to the accompanying Proxy Statement; and

2. To consider and vote upon a proposal for the adjournment or postponement of the Meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Meeting to adopt the Reverse Stock Split referred to in item 1.

The primary effect of the Reverse Stock Split will be to reduce the Company’s total number of record holders by cashing out any shareholders with less than 500 shares. This will allow the Company to cease registration of its common stock under the Securities Exchange Act of 1934, as amended. The Company anticipates that the Reverse Stock Split will result in cost savings on an annual basis.

Such other business as may properly come before the Meeting or any adjournment or postponement thereof will also be considered. The Board of Directors is not aware of any other business to come before the Meeting, and unanimously recommends that you vote “FOR” these proposals.

Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record at the close of business on          , 2008 are the stockholders entitled to vote at the Meeting and any adjournments or postponements thereof.

You are requested to complete and sign the enclosed proxy card, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REVERSE STOCK SPLIT, PASSED UPON THE MERITS OR FAIRNESS OF THE REVERSE STOCK SPLIT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

KATY’S BOARD OF DIRECTORS CAREFULLY CONSIDERED THE TERMS OF THE PROPOSED REVERSE STOCK SPLIT, HAS DETERMINED THAT THE REVERSE STOCK SPLIT IS FAIR TO, AND IN THE BEST INTERESTS OF, KATY AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT AND “FOR” THE APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT OF THE MEETING, IF NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES TO ADOPT THE REVERSE STOCK SPLIT AT THE TIME OF THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Secretary

Bridgeton, Missouri
          , 2008

IMPORTANT:

THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

Preliminary Copy

PROXY STATEMENT

KATY INDUSTRIES, INC.
305 Rock Industrial Park Drive
Bridgeton, Missouri 63044
(314) 656-4321

SPECIAL MEETING OF STOCKHOLDERS
To Be Held on          , 2008

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Katy Industries, Inc. (“Katy”, the “Company,” “we” or “us”) of proxies to be used at the Special Meeting of Stockholders of the Company (the “Meeting” or the “Special Meeting”) to be held at the Holiday Inn Mount Kisco, located at One Holiday Inn Drive, Mount Kisco, New York on          , 2008 at 10:00 a.m. local time, and all adjournments and postponements of the Special Meeting. The Company’s principal executive offices are located at 305 Rock Industrial Park Drive, Bridgeton, Missouri 63044, and its telephone number at that location is (314) 656-4321.

At the Special Meeting, stockholders of the Company will be asked to consider and vote upon a proposal to amend the Restated Certificate of Incorporation, as amended (the “Certificate”), of Katy to effect a 1-for-500 reverse stock split (the “Reverse Stock Split”) of Katy’s common shares, par value one dollar ($1.00) per share (“Katy shares” or “shares”). If the Reverse Stock Split is completed:

•	Each stockholder owning fewer than 500 Katy shares immediately before the Reverse Stock Split will receive $2.00 in cash, without interest, in exchange for each share owned immediately prior to the Reverse Stock Split and will no longer be a stockholder of Katy; and

•	Each stockholder holding 500 or more Katy shares immediately before the effective time of the Reverse Stock Split will receive one share for each 500 shares held before the Reverse Stock Split and in lieu of any fractional shares following the Reverse Stock Split, will receive $2.00 in cash, without interest, for any shares held immediately before the Reverse Stock Split that result in the fraction.

The proposed amendment to Katy’s Certificate to accomplish the Reverse Stock Split is attached as Exhibit B to this Proxy Statement.

At the Special Meeting, stockholders will also be asked to consider and vote upon a proposal for the adjournment or postponement of the Special Meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Reverse Stock Split.

We cannot complete the Reverse Stock Split unless the holders of at least 3,975,589 shares, which is a majority of the outstanding Katy shares on          , 2008 (the “Record Date”), approve the Reverse Stock Split. The executive officers and directors of Katy, who together own approximately 39.1% of the Katy shares outstanding on the Record Date, have indicated they will vote all shares for which they hold or share voting power in favor of the Reverse Stock Split. The date, time and place of the Special Meeting at which the stockholders of Katy will be asked to vote upon the Reverse Stock Split and the adjournment proposal are as follows:

          , 2008
10:00 am
Holiday Inn Mount Kisco
One Holiday Inn Drive
Mount Kisco, New York

We urge you to read this Proxy Statement carefully and in its entirety, including the attached Exhibits. The accompanying Notice of Special Meeting and form of proxy and this Proxy Statement are first being mailed to stockholders on or about          , 2008.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REVERSE STOCK SPLIT, PASSED UPON THE MERITS OR FAIRNESS OF THE REVERSE STOCK SPLIT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY KATY.

IMPORTANT NOTICE

THE COMPANY’S COMMON STOCK IS NOT A DEPOSIT OR BANK ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. We have not authorized any person or entity to give any Katy stockholder information or to make any representations with respect to the transaction contemplated in this Proxy Statement. YOU SHOULD NOT RELY ON ANY OTHER INFORMATION UNLESS SUCH INFORMATION IS PROVIDED DIRECTLY BY KATY. The information contained in this Proxy Statement is correct as of the date of the Proxy Statement, regardless of when it is received or when the Katy shares are converted. We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document. You should not interpret the contents of this Proxy Statement or any communication from the Company, whether written or oral, as legal, tax, accounting or other expert advice. YOU SHOULD CONSULT YOUR OWN LAWYERS, ACCOUNTANTS, OR OTHER PROFESSIONAL ADVISORS, AS APPROPRIATE.

REVERSE STOCK SPLIT SUMMARY TERM SHEET

The following is a summary of the material terms of the Reverse Stock Split. While this summary describes what we believe are the most material terms and conditions of the Reverse Stock Split, this Proxy Statement contains a more detailed description of these terms and conditions. We urge you to carefully review, in their entirety, this Proxy Statement, the attached Exhibits and the documents incorporated by reference before voting.

Information About the Reverse Stock Split

The Reverse Stock Split will consist of the following steps:

•	A 1-for-500 reverse stock split of Katy shares will occur on the date that the Delaware Secretary of State accepts for filing a certificate of amendment to our Certificate (the “Effective Date”). It is the intention of management of the Company to file such certificate of amendment within 24 hours following the conclusion of the Special Meeting contemplated in this Proxy Statement. As a result:

•	Each holder of less than 500 Katy shares immediately before the Reverse Stock Split will receive cash in the amount of $2.00, without interest, for each share held immediately before the Reverse Stock Split and will no longer be a stockholder of Katy.

•	Each stockholder holding 500 or more Katy shares immediately before the effective time of the Reverse Stock Split will receive one share for each 500 shares held before the Reverse Stock Split and, in lieu of any fractional shares following the Reverse Stock Split, will receive $2.00 in cash, without interest, for any shares held immediately before the Reverse Stock Split that result in the fraction.

•	If you are a holder who holds less than 500 Katy shares but do not want to be cashed out in the Reverse Stock Split, you may remain a Katy stockholder by purchasing a sufficient number of Katy shares, to the extent available, in the open market far enough in advance of the Reverse Stock Split so that you hold at least 500 Katy shares on the Effective Date. Conversely, if you are a holder and want to be cashed out in the Reverse Stock Split, you may do so by selling a sufficient number of Katy shares in the open market far enough in advance of the Reverse Stock Split so that you hold less than 500 shares on the Effective Date.

•	Katy intends to treat stockholders holding its common stock in street name in the same manner as record holders. Prior to the Effective Date, Katy will conduct an inquiry of all brokers, banks and other nominees that hold shares of Katy common stock in street name, ask them to provide information on how many shares held by beneficial holders will be cashed out, and request that they effect the Reverse Stock Split for those beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Accordingly, if you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee.

Please see the sections of this Proxy Statement entitled “Special Factors — Effects of the Reverse Stock Split” and “Reverse Stock Split Proposal — Summary and Structure” for more information on the structure of the Reverse Stock Split.

Purpose of and Reasons for the Reverse Stock Split

•	The Reverse Stock Split is intended to reduce the number of record holders of Katy shares below 300 and enable us to terminate the registration of, or deregister, our shares under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	We intend to file a Form 15 with the Securities and Exchange Commission (the “SEC”) to terminate the registration of our shares and suspend our filing obligations as soon as possible after completion of the Reverse Stock Split. Upon filing the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after the filing of the Form 15 unless the SEC denies the termination (because it believes the certification is incorrect or improper).

•	Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file and furnish proxy statements under Section 14 of the Exchange Act will also be terminated. As a result, Katy will no longer be a public reporting company. We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or again have record holders of common shares in excess of 500. After deregistration, we plan to publicly post our annual audited financial statements and quarterly unaudited financial statements through the pink sheets financial reports service, and to solicit proxies in connection with our annual stockholder meeting.

•	We estimate annual cost savings of approximately $800,000 per fiscal year as a result of the deregistration of our shares and the related suspension of periodic reporting requirements, including the provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”).

•	The Reverse Stock Split will reduce management time spent on compliance and disclosure matters attributable to our Exchange Act filings and requirements, and will therefore enable management to focus on managing Katy’s business and growing shareholder value.

•	The Reverse Stock Split will reduce man-hours related to the administration of small stockholder accounts. As of the Record Date, we estimate that we have approximately 519 stockholders of record that hold fewer than 500 shares. These stockholders hold approximately 132,839 shares, or 1.7%, of our outstanding shares but represent approximately 82.9% of our total number of record holders.

We are proposing this transaction because our Board of Directors has concluded, after careful consideration, that the costs and other disadvantages associated with being an SEC-reporting company outweigh the advantages and that the Reverse Stock Split constitutes the most expeditious, efficient, cost effective and fair method to convert Katy from a public reporting company to a non-public, non-reporting company. Please see the sections of this Proxy Statement entitled “Special Factors — Purpose of and Reasons for the Reverse Stock Split, — Effects of the Reverse Stock Split” and “Reverse Stock Split Proposal — Background of the Reverse Stock Split, — Summary and Structure, — Recommendation of the Board of Directors” for more information on the principal reasons for the Reverse Stock Split.

Fairness of the Reverse Stock Split

•	The Board of Directors believes that the Reverse Stock Split is in Katy’s best interests and is fair to the affiliated and unaffiliated holders of Katy shares, including those holders whose shares will be cashed out in the Reverse Stock Split (“Cashed Out Holders”) and those who will remain holders of Katy shares after the Reverse Stock Split (“Continuing Holders”). Both the Cashed Out Holders and the Continuing Holders will receive cash in lieu of any fractional shares. The factors the Board of Directors considered in determining the fairness of the Reverse Stock Split are described in greater detail in this Proxy Statement.

•	The Board of Directors has set $2.00 per share (the “Cash Out Price”) as the cash consideration to be paid by Katy to stockholders instead of issuing fractional shares (i.e., portions of shares other than whole shares) in connection with the Reverse Stock Split. The Board of Directors made this determination in good faith and received a fairness opinion regarding the Cash Out Price (the “Fairness Opinion”) prepared by Valuation Research Corporation (“VRC”), an independent financial advisor.

•	The Fairness Opinion states that, based upon and subject to the factors and assumptions set forth therein as of September 19, 2008, the Cash Out Price is fair, from a financial point of view, to the Company’s common stockholders. We urge you to read the Fairness Opinion in its entirety.

•	The Cash Out Price of $2.00 per Katy share represents (i) a premium of 40.8% over the average closing price of Katy shares over the one year prior to and including September 19, 2008, which was $1.42 per share, (ii) a premium of 53.8% over the average closing price of Katy shares over the three months days prior to and including September 19, 2008, which was $1.30 per share, and (iii) a premium of 135.3% over the closing price of Katy shares on September 19, 2008, which was $0.85 per share.

•	VRC’s valuation analysis of the Company as a going concern performed in conjunction with the Fairness Opinion found a value between $0.00 and $2.38 per share, assuming all of the preferred stock had converted into common shares and giving consideration to the net long-term debt and contingent liabilities recorded on the Company’s June 30, 2008 balance sheet.

•	The Company’s net book value, based on the historical cost of the Company’s assets and liabilities, and assuming the conversion of all the convertible preferred stock into common stock as of June 30, 2008, is $1.06 per common share.

•	The common stock of the Company would have no positive value in the case of liquidation as the convertible preferred stock has a liquidation preference which would be paid before common stockholders.

•	The reduction in the total number of stockholders following the Reverse Stock Split may further reduce the liquidity of the Company’s shares and make it more difficult for Continuing Holders to sell their shares. However, even prior to the effects of a Reverse Stock Split, there is very limited liquidity for Katy shares. The reduced liquidity may also cause a decrease in the price at which Continuing Holders may sell their shares in the future.

•	Katy intends to continue providing its stockholders with disclosure on a regular basis, including annual audited financial statements and quarterly unaudited financial statements. Katy also plans to continue to solicit proxies in connection with our annual stockholder meeting, though it will no longer be subject to the proxy rules under federal securities laws.

•	The Company’s shares will cease trading on the OTC Bulletin Board. However, the Company intends to have its shares quoted in the pink sheets-limited information tier after the Reverse Stock Split. This tier covers issuers that have provided limited information with respect to the preceding six months, including quarterly financial reports that include, at a minimum, balance sheet, income statement and total shares outstanding for a period within the preceding six months. If, however, a qualified broker-dealer is not willing to quote the Katy shares, stockholders will be unable to use the pink sheets to trade Katy shares.

•	Cashed Out Holders will be cashed out involuntarily and will have no further financial interest in Katy and will not have the opportunity to participate in the potential appreciation in the value of Katy shares unless such Cashed Out Holders purchase Company shares in the open market after the Effective Date.

•	The Reverse Stock Split provides Cashed Out Holders with an opportunity to liquidate their Katy shares at a premium without paying brokerage commissions or other transaction fees.

•	The Reverse Stock Split will not impact affiliated holders of Katy shares differently than unaffiliated holders of our shares on the basis of affiliate status. The sole determining factor as to whether a stockholder will remain a stockholder of Katy after the Reverse Stock Split is the number of shares held immediately prior to the Reverse Stock Split.

•	The Reverse Stock Split will have minimum effect on the Continuing Holders’ relative voting power. An estimated 241,000 shares, which is only 3% of the 7,951,176 outstanding Katy shares as of September 19, 2008, will be eliminated as a result of the Reverse Stock Split, and the relative percentage ownership of the Continuing Holders will be approximately the same as it was prior to the Reverse Stock Split. For example, the executive officers and directors of Katy currently own approximately 39.1% of the outstanding Katy shares, and will own approximately 40.3% of the outstanding Katy shares following the Reverse Stock Split.

•	Under Delaware Law and the Company’s Certificate, the affirmative vote of at least a majority of the issued and outstanding common shares of the Company as of the Record Date is necessary to approve the Reverse Stock Split. Cashed Out Holders currently own in the aggregate approximately 2% of the Company’s outstanding common shares. Consequently, the aggregate voting power of the Cashed Out Holders is not sufficient to allow them to collectively determine the outcome of the Reverse Stock Split proposal.

•	After completion of the Reverse Stock Split and the subsequent deregistration of our shares, Katy will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that Katy’s chief executive officer and chief financial officer certify the accuracy of the financial statements contained in Katy’s Exchange Act filings.

•	Directors, executive officers and any stockholders who own more than 10% of Katy’s outstanding common shares will experience certain advantages after the Reverse Stock Split in that they will be relieved of certain SEC reporting requirements and “short-swing profit” trading provisions under Section 16 of the Exchange Act and their compensation and stock ownership will no longer be publicly available.

•	No appraisal or dissenters’ rights are available under Delaware Law or the Company’s Certificate to holders of the Company’s shares who vote against the Reverse Stock Split.

Please see the sections of this Proxy Statement entitled “Special Factors — Fairness of the Reverse Stock Split,” “Reverse Stock Split Proposal — Background of the Reverse Stock Split, — Recommendation of the Board of Directors,” and “Opinion of Valuation Research Corporation,” for more information regarding the fairness of the Reverse Stock Split.

Voting Information

•	The Reverse Stock Split requires the approval of a majority of the outstanding Katy shares entitled to vote at the Special Meeting. As of the close of business on the Record Date, there were 7,951,176 Katy shares outstanding and entitled to vote at the Special Meeting, of which 3,975,589 are required to approve the Reverse Stock Split. The executive officers and directors of Katy who have indicated they will vote in favor of the Reverse Stock Split together own approximately 39.1% of the Katy shares outstanding and are entitled to vote at the Special Meeting.

Please see the section of the Proxy Statement entitled “Meeting and Voting Information” for more information

Material United States Federal Income Tax Consequences

•	Katy will not recognize any gain, loss or deduction for federal income tax purposes as a result of the Reverse Stock Split.

•	Stockholders who receive no cash as a result of the Reverse Stock Split will not recognize any gain or loss for federal income tax purposes.

Please see the section of the Proxy Statement entitled “Reverse Stock Split Proposal — Material United States Federal Income Tax Consequences” for further information regarding the federal income tax consequences to stockholders who receive cash in exchange for their Katy shares as a result of the Reverse Stock Split.

Unavailability of Appraisal or Dissenters’ Rights

•	A stockholder of Katy does not have the right under Delaware Law or Katy’s Certificate to demand the appraised value of the stockholder’s Katy shares or any other dissenters’ rights, whether or not the stockholder votes in favor of the Reverse Stock Split.

Termination of Reverse Stock Split

•	The Board of Directors will have the discretion to determine if and when to effect the Reverse Stock Split, and reserves the right to abandon the transaction after stockholder approval and before the effective time of the Reverse Stock Split, if for any reason the Board of Directors determines that, in the best interests of the Company or its stockholders, it is no longer advisable to proceed with the Reverse Stock Split. Although the Board of Directors presently believes that the Reverse Stock Split is in Katy’s best interests and has unanimously recommended a vote for the Reverse Stock Split, the Board of Directors nonetheless believes that it is prudent to recognize that circumstances could possibly change prior to the Effective Date such that it might not be appropriate or desirable to effect the Reverse Stock Split. Among other things, the Board of Directors may withdraw the Reverse Stock Split from the agenda if any of the following occur: (1) a change in the nature of the Company’s shareholdings that would prevent us from reducing the number of record holders below 300 as a result of the Reverse Stock Split; (2) a change in the number of shares to be exchanged for cash in the Reverse Stock Split that would substantially increase the cost and expense of the Reverse Stock Split (as compared to what is currently anticipated); or (3) any adverse change in our financial condition that would render the Reverse Stock Split inadvisable.

Unclaimed Property Laws

•	All cash amounts payable in lieu of fractional shares that remain unclaimed will be subject to applicable state laws regarding abandoned property.

Please see the section of the Proxy Statement entitled “Reverse Stock Split Proposal — Unclaimed Property Laws” for more information.

CAUTIONARY NOTICE REGARDING
FORWARD-LOOKING STATEMENTS

When used in this Proxy Statement, the words or phrases “believe,” “expects,” “intends,” “targeted,” “will likely result,” “are expected to,” “will continue,” “anticipate,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements.” Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from results presently anticipated or projected. Katy cautions you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Katy advises readers that Katy’s actual results may differ materially from any opinions or statements expressed with respect to future periods in any current statements in this Proxy Statement or in our other filings with the SEC. To the extent that there is any material change in the information discussed in this Proxy Statement, the Company will promptly disclose the change as required by applicable SEC rules and regulations. Please see the section of this Proxy Statement entitled “Available Information.”

Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

•	Increases in the cost of, or in some cases continuation of, the current price levels of thermoplastic resins, paper board packaging, and other raw materials.

•	Our inability to reduce product costs, including raw material, manufacturing, sourcing, freight, and other product costs.

•	Our inability to reduce administrative costs through consolidation of functions and systems improvements.

•	Our inability to protect our intellectual property rights adequately.

•	Our inability to grow our revenue.

•	Our inability to achieve product price increases, especially as they relate to potentially higher raw material costs.

•	Competition from foreign competitors.

•	The potential impact of rising interest rates on our LIBOR-based Bank of America Credit Agreement.

•	Our inability to meet covenants associated with the Bank of America Credit Agreement.

•	Our failure to identify, and promptly and effectively remediate, any material weaknesses or significant deficiencies in our internal controls over financial reporting.

•	The potential impact of rising costs for insurance for properties and various forms of liabilities.

•	The potential impact of changes in foreign currency exchange rates related to our foreign operations.

•	Labor issues, including union activities that require an increase in production costs or lead to a strike, thus impairing production and decreasing sales. We are also subject to labor relations issues at entities involved in our supply chain, including both suppliers and those involved in transportation and shipping.

•	Changes in significant laws and government regulations affecting environmental compliance and income taxes.

•	General changes in economic conditions, both nationally and in our primary market area.

•	The potential impact of uncertainties in current capital markets.

QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address potential questions regarding the Special Meeting and the Reverse Stock Split. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the exhibits to this Proxy Statement, and any information and documents referred to or incorporated by reference in this Proxy Statement.

Q:	What is the date, time and place of the Special Meeting?

A:	The Special Meeting will be held on , 2008 at 10:00 am local time at the Holiday Inn Mount Kisco, located at One Holiday Inn Drive, Mount Kisco, New York.

Q:	What will stockholders be asked to vote upon at the Special Meeting?

A:	We will ask our stockholders to approve the following proposals:

1. To amend Katy’s Certificate to effect the Reverse Stock Split; and

2. To approve the adjournment or postponement of the Special Meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split.

Q:	What is the Reverse Stock Split proposal?

A:	We are proposing that our stockholders approve a reverse 1-for-500 stock split of our outstanding shares, which is accomplished through the amendment of our Certificate.

The purpose of the Reverse Stock Split is to allow us to suspend our SEC-reporting obligations (referred to as “going private”) by reducing the number of our stockholders of record to fewer than 300. As a result, we expect to terminate the registration of our common stock under federal securities laws.

Q:	If the Company suspends its SEC-reporting obligations, will it still publish quarterly financial results?

A:	Yes. We plan to publicly post our annual audited financial statements and quarterly unaudited financial statements through the pink sheets financial reports service. We also currently intend to continue to solicit proxies in connection with our annual meetings, though we will no longer be subject to proxy rules under federal securities laws. However, there is no requirement that we do any of the foregoing, and if provided, these documents will not be as detailed or extensive as the information we currently file with the SEC and deliver to stockholders. As noted elsewhere, should we choose to make any information available from time to time, such a decision would be at our complete discretion and should in no way be interpreted to mean that the same type of information will be supplied in the future.

Q:	Why should I vote to approve the Reverse Stock Split?

A:	The Board of Directors believes that the monetary expense and the burden to management incident to continued compliance with the Exchange Act significantly outweigh any benefits derived from continued registration of the shares. The Reverse Stock Split will also serve as a source of liquidity for those stockholders who receive cash for their shares. In addition, the Reverse Stock Split will provide Cashed Out Holders with an opportunity to liquidate their shares at a premium to recent trading prices without paying brokerage commissions or other transaction fees.

Q:	What will I receive in the Reverse Stock Split?

A:	If you are the owner of fewer than 500 Katy shares on the date of the Reverse Stock Split, you will receive $2.00 in cash, without interest, from us for each pre-split share you own. If you are the owner of more than 500 Katy shares on the date of the Reverse Stock Split, you will receive one share for each 500 shares held before the Reverse Stock Split and, in lieu of any fractional shares following the Reverse Stock Split, will receive $2.00 in cash, without interest, for any shares held immediately before the Reverse Stock Split that result in the fraction.

Q:	How will the Reverse Stock Split affect the Company’s directors, executive officers and their affiliates?

A:	We expect that none of our directors or their affiliates will be cashed out in the Reverse Stock Split given their level of ownership of the Company’s shares, though three will receive a nominal amount of cash for fractional shares that are cashed out. Two of our executive officers currently hold less than 500 shares and therefore will likely be cashed out. After the Reverse Stock Split, no executive officers will be a shareholder of the Company; however, the executive officers will continue to hold outstanding and unexercised stock options. The Reverse Stock Split will have no material effect on our directors, executive officers and their affiliates except that the total ownership of the Company’s common stock owned by such affiliated stockholders will increase slightly and such stockholders may receive cash from the Company for any fractional shares owned after the Reverse Stock Split. In addition, these stockholders will no longer be subject to the same reporting requirements after the Company deregisters as a reporting company under the Exchange Act.

Q:	How will the Reverse Stock Split affect the day to day operations of the Company?

A:	Though the Reverse Stock Split will have very little effect on the Company’s business and operations, it will reduce management time spent on compliance and disclosure matters attributable to our Exchange Act filings, and may therefore enable management to increase its focus on managing Katy’s business and growing shareholder value.

Q:	What are the accounting consequences of the Reverse Stock Split?

A:	On the Effective Date of the Reverse Stock Split, the Company will (i) change the number of authorized shares of Katy common stock by dividing the total authorized shares by 500, (ii) change the par value of Katy common stock by multiplying the current par value by 500, and (iii) change the number of issued and outstanding common shares of Katy by dividing the total issued and outstanding common shares by 500 and paying cash in lieu of any resulting fractional shares. The Company anticipates accounting for the repurchased shares as treasury shares, thus increasing the amount reflected as treasury stock. The stated capital and additional paid-in capital dollar amounts will not change. The loss per share of common stock and book value per share of common stock will increase as a result of there being fewer shares of our common stock outstanding. We do not anticipate that any other material accounting consequence would arise as a result of the Reverse Stock Split.

Q:	How was the price of $2.00 in cash for each pre-split share determined?

A:	In arriving at the $2.00 in cash for each pre-split share, the Board of Directors analyzed the average closing price for the stock over a range of time periods, in order to ensure that it captured the long-term value of the stock rather than short term values affected by recent stock market volatility.

The Cash Out Price of $2.00 per Katy share represents (i) a premium of 40.8% over the average closing price of Katy shares over the one year prior to and including September 19, 2008, which was $1.42 per share, (ii) a premium of 53.8% over the average closing price of Katy shares over the three months days prior to and including September 19, 2008, which was $1.30 per share, and (iii) a premium of 135.3% over the closing price of Katy shares on September 19, 2008, which was $0.85 per share.

The Board of Directors engaged the valuation firm of VRC to opine on whether that price was fair to the holders of the Company’s common stock. In connection with such determination, VRC has issued a Fairness Opinion which is attached to this Proxy Statement as Exhibit A.

Q:	How will the Company pay the stockholders who will receive cash pursuant to the Reverse Stock Split?

A:	The Company has access to sufficient funds under its credit facility to pay for all the fractional shares cashed out in connection with the Reverse Stock Split.

Q:	Why is 500 shares the “cutoff” number for determining which stockholders will be cashed out and which stockholders will remain as stockholders of Katy?

A:	We estimate that a 500 share “cutoff’’ will result in approximately 107 stockholders of record, such stockholders owning approximately 98% of the issued and outstanding shares of the Company prior to the Reverse Stock Split. This reduced number of stockholders will permit us to deregister with the SEC and will provide a “cushion” to help ensure that the record number of stockholders does not increase again to over 500 in the foreseeable future.

Q:	Is there a limit on the number of shares Katy will exchange for cash?

A:	Katy has not set a limit on the number of shares it will exchange for cash. However, the Board of Directors may, in its discretion, cancel the Special Meeting or abandon the Reverse Stock Split if it determines the Reverse Stock Split is not in the best interests of Katy, including if there is a change in the number of shares that will be exchanged for cash that would substantially increase the cost of the Reverse Stock Split from what is currently anticipated.

Q:	Why should I vote to approve the adjournment proposal?

A:	We are proposing that our stockholders approve a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split.

Q:	What happens if the Special Meeting is postponed or adjourned?

A:	Your proxy will be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	How will I know if Katy decides to cancel the Special Meeting?

A:	The Board of Directors will promptly notify stockholders of the decision by mail if time permits or by announcement at the Special Meeting.

Q:	May I buy additional shares in order to remain a stockholder of Katy?

A:	Yes. As long as you are able to acquire a sufficient number of shares so that you are the owner of 500 or more shares which are held in the same name and in the same account prior to the Effective Date, your Katy shares will not be cashed out in the Reverse Stock Split.

Q:	What happens if I buy shares after [Record Date]?

A:	Shares bought after [ ] (the record date for voting at the Special Meeting) are not entitled to vote, and as with all other shares, will be subject to the Reverse Stock Split on the Effective Date.

Q:	What if I hold my shares in “street name”?

A:	It is our desire to treat stockholders who hold shares of our common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their name. However, we or BNY Mellon Shareowner Services, Katy’s transfer agent and the exchange agent for the Reverse Stock Split (the “Transfer Agent” or “Exchange Agent”), will not attempt to compare your record holdings with any shares that you may hold in street name in a brokerage account and these banks, brokers and other nominees may have different procedures for processing the Reverse Stock Split. Accordingly, if you hold your shares of our common stock in “street name,” we encourage you to contact your bank, broker or other nominee.

Q:	What is the recommendation of our Board of Directors regarding the proposals?

A:	Our Board of Directors has determined that the Reverse Stock Split is advisable and in the best interests of both the Continuing Holders and the Cashed Out Holders. Our Board of Directors has approved the Reverse Stock Split and unanimously recommends that you vote “FOR” the amendment to the Certificate so the Reverse Stock Split may be effected and “FOR” the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split.

Q:	When is the Reverse Stock Split expected to be completed?

A:	Our Special Meeting will be held on , 2008. We need to file the necessary amendment with the Delaware Secretary of State for the Reverse Stock Split to become effective. If the proposed amendment to our Certificate is approved at the Special Meeting, we expect the Reverse Stock Split to be completed as soon as practicable thereafter, likely within twenty-four hours.

Q:	What if the proposed Reverse Stock Split is not completed?

A:	If the Reverse Stock Split is not completed, we will continue our current operations, and we will continue to be subject to the reporting requirements of the SEC.

Q:	Who is entitled to vote at the Special Meeting?

A:	Holders of record of Katy shares on the Record Date, [ ], are entitled to vote at the Special Meeting. Each of our stockholders is entitled to one vote for each common share owned on the Record Date.

Q:	What vote is required for our stockholders to approve the Reverse Stock Split?

A:	The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must vote “FOR” the Reverse Stock Split.

Q:	What vote is required for our stockholders to approve the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate to solicit additional proxies?

A:	The holders of a majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote at the Special Meeting must vote “FOR” the adjournment or postponement of the Special Meeting.

Q:	What happens if I do not return my proxy card?

A:	Unless you vote in person, a failure to return your proxy card will have the same effect as voting against the Reverse Stock Split. The failure to return a proxy card will not affect the outcome of the vote regarding the adjournment or postponement of the meeting, if necessary or appropriate to solicit additional proxies.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You may revoke your proxy by either (i) submitting a new proxy with a later date or a written revocation so long as the new proxy or written revocation is received by the Company before the proxy is exercised, or (ii) attending the Special Meeting and voting in person or giving notice of revocation in open meeting before the proxy is exercised.

Q:	What do I need to do now?

A:	After reading and considering the information contained in this Proxy Statement, please vote your Katy shares as soon as possible. You may vote your shares by returning the enclosed proxy or by voting in person at the Special Meeting. If your shares are held by a broker, your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.

Q:	Will I have appraisal or dissenters’ rights in connection with the Reverse Stock Split?

A:	No. Under Delaware Law, you do not have appraisal or any other dissenters’ rights whether or not you vote for the Reverse Stock Split.

Q:	Should I send in my share certificates now?

A:	No. If the Reverse Stock Split is approved, our Exchange Agent will send you written instructions in a letter of transmittal for exchanging your share certificates.

Q:	What is the approximate length of time between the Effective Date of the Reverse Stock Split and the date on which stockholders will receive cash payments for their fractional shares?

A:	As soon as practicable after filing the amendment to our Certificate of Incorporation with the Delaware Secretary of State and the amendment becoming effective, shareholders will be notified and sent a letter of transmittal and instructed how to transmit their certificates representing shares of Common Stock to the Company. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal to the Exchange Agent, each shareholder entitled to receive payment will receive payment from the Exchange Agent as outlined in the letter of transmittal. Shareholders should allow for approximately five business days after mailing for the Exchange Agent to receive the letter of transmittal and approximately ten business days following receipt of materials by the Exchange Agent for payment to be made. No interest will be made on cash payments from the Effective Date of the Reverse Stock Split and payment date. In the event we are unable to locate a shareholder, or if a shareholder fails to properly complete, execute and return the letter of transmittal to the Exchange Agent, any funds payable to such shareholder pursuant to the Reverse Stock Split will be administered in accordance with the relevant state abandoned property laws.

Q:	If the Reverse Stock Split is completed and I am still a shareholder, will I be able to buy or sell shares in a public market?

A:	After completing the Reverse Stock Split, the liquidity of the shares in public markets may be reduced. It is the intention of the Board of Directors that the Company’s shares be quoted in the pink sheets — limited information tier following the Reverse Stock Split. This tier covers issuers that have provided limited information with respect to the preceding six months, including quarterly financial reports that include, at a minimum, balance sheet, income statement and total shares outstanding for a period within the preceding six months. If, however, a qualified broker-dealer is not willing to quote the Katy shares, stockholders will be unable to use the pink sheets to trade Katy shares.

Q:	Who can help answer my questions?

A:	If you have questions about the Reverse Stock Split, you should contact Philip Reinkemeyer at (314) 656-4362, or contact the Company’s proxy solicitor, Morrow & Co., LLC, toll-free within the United States at 1-800-607-0088.

SPECIAL FACTORS

Description of the Reverse Stock Split

At the Special Meeting, you will be asked to consider and vote upon a proposal to amend Katy’s Certificate of Incorporation to (i) change the number of authorized shares of Katy common stock by dividing the total authorized shares by 500, (ii) change the par value of Katy common stock by multiplying the current par value by 500, and (iii) change the number of issued and outstanding common shares of Katy by dividing the total issued and outstanding common shares by 500 and paying cash in lieu of any resulting fractional shares. As a result of this Reverse Stock Split, (a) each stockholder owning fewer than 500 shares of Katy immediately before the Reverse Stock Split will receive $2.00 in cash, without interest, for each Katy common share owned by such stockholder immediately prior to the Reverse Stock Split and will no longer be a stockholder of Katy; and (b) each stockholder holding 500 or more Katy shares immediately before the effective time of the Reverse Stock Split will receive one share for each 500 shares held before the Reverse Stock Split and, in lieu of any fractional shares following the Reverse Stock Split, will receive $2.00 in cash, without interest, for any shares held immediately before the Reverse Stock Split that result in the fraction. The proposed amendment to Katy’s Certificate is attached as Exhibit B to this Proxy Statement.

Purpose of and Reasons for the Reverse Stock Split

The purpose of the Reverse Stock Split is to reduce the number of record holders of Katy shares below 300 and enable us to terminate Katy’s status as a public reporting company with the SEC and thereby reduce the financial and managerial costs incurred by the Company with respect to such status. Though the Board of Directors had considered the possibility of deregistration for many years, the delisting of the Company from the New York Stock Exchange (“NYSE”) in April 2007 and the sale of the Electrical Products Group which significantly reduced the size of the Company later that year, prompted a more pro-active evaluation by the Board of whether the costs associated with having a publicly listed stock exceeded the benefits derived from a public listing. Following extensive consideration, the Board of Directors decided that the monetary expense and the burden to management incident to continued compliance with the Exchange Act imposed by the requirements found in the Sarbanes-Oxley Act significantly outweigh any benefits derived from continued registration of the Company’s shares.

In determining whether the number of our stockholders of record falls below 300 as a result of the Reverse Stock Split, we must count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including the Company, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. However, institutional custodians such as Cede & Co. and other commercial depositories are not considered a single holder of record for purposes of these provisions. Rather, each depository’s accounts are treated as the record holder of shares.

As a result of the Reverse Stock Split and the repurchase of the resulting fractional shares from holders of fewer than 500 shares, we expect to have approximately 107 record holders of Katy shares, which would enable us to terminate the registration of our shares under the Exchange Act. If the Reverse Stock Split is completed, we intend to file with the SEC a Form 15 to deregister the Katy shares. Upon the filing of the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after filing of the Form 15. Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated. We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended, or again have record holders of common shares in excess of 500.

It is anticipated that Katy shares will be quoted in the pink sheets following the Reverse Stock Split. The pink sheets is a centralized quotation service that collects and publishes market maker quotes for securities. The pink sheets categorizes all securities trading over-the-counter into easily identifiable tiers — the Company intends for the Katy shares to be quoted in the pink sheets-limited information tier. This tier covers issuers that have provided limited information with respect to the preceding six months, including quarterly financial reports that include, at a minimum, balance sheet, income statement and total shares outstanding for a period within the preceding six months.

Although we anticipate that a broker-dealer will quote our shares on the pink sheets, there can be no assurance that any broker-dealer will be willing to continue to act as a market maker in our shares after the Reverse Stock Split. If a qualified broker-dealer is not willing to quote the Katy shares, stockholders will be unable to use the pink sheets to trade Katy shares.

Reduced Costs and Expenses.  We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us as a public reporting company. As described below, these costs include, among other things, management’s time spent preparing and reviewing our public filings and legal and accounting fees associated with the preparation and review of such filings. For smaller publicly traded companies, such as Katy, these costs represent a larger portion of our revenues than for larger public companies.

Over the years, we have incurred increasing costs as a result of being a public company. Since the passage of the Sarbanes-Oxley Act in 2002, in particular, our public company expenses have increased significantly and will continue to do so if we remain subject to such requirements. When the Sarbanes-Oxley Act was adopted, we realized that we would incur additional expenses as a result. We did not choose to deregister in 2002, however, because much of the Act had yet to be implemented and the extent of the increased costs was then unknown. Currently, the Act requires public companies to include a report by management on the company’s internal control over financial reporting. The Sarbanes-Oxley Act also requires a public company’s auditor to complete an attestation report regarding the effectiveness of the company’s internal control over financial reporting, currently deferred until our fiscal year 2009.

Not all of our reporting costs will be eliminated by deregistration, however. We plan to publicly post our annual audited financial statements and quarterly unaudited financial statements through the pink sheets financial reports service. We are only required to do so to the extent our shares trade on the pink-sheets-limited information tier, and so we may in the future decide not to do so. We also plan to continue to solicit proxies from our stockholders in connection with our annual meeting. If provided, these documents will not be as detailed or as extensive as those required of a public reporting company.

The Board of Directors believes that by deregistering our shares and suspending Katy’s periodic reporting obligations under the Exchange Act, we will realize recurring annual cost savings of approximately $800,000 in fees and expenses that we have historically incurred and additional expenses we expect to incur, including fees and expenses for compliance with the Sarbanes-Oxley Act and associated regulations. These estimated cost savings are described in greater detail below.

Estimated Cost Savings:

Current annual costs:
Legal fees	$50,000
Audit and related fees	25,000
Shareholder-related expense	75,000
Director and officer liability insurance	130,000
Corporate personnel costs	350,000
Franchise Tax	75,000

Total current annual costs	$705,000
Additional Section 404 audit fees:	95,000

Total estimated future annual cost savings	$800,000

These estimated annual cost savings reflect, among other things: (i) a reduction in audit and related fees; (ii) a reduction in legal fees related to securities law compliance; (iii) the elimination of filing costs and expenses associated with electronically filing periodic reports and other documents (such as proxy statements) with the SEC on its EDGAR database; (iv) the lower printing and mailing costs attributable to the reduction in the number of stockholders and the reduced disclosure requirements; (v) the reduction in management time spent on compliance and disclosure matters attributable to our Exchange Act filings; (vi) the lower risk of liability that is associated with non-reporting company status and the expected decrease in premiums for directors’ and officers’ liability insurance; (vii) the audit savings and internal personnel savings due to Katy not being subject to the public company provisions of the Sarbanes-Oxley Act; (viii) the savings in fees charged by the Transfer Agent, that are expected because of the reduction in the number of stockholder accounts to be handled by the Transfer Agent; and (ix) a reduction in direct miscellaneous clerical and other expenses.

The annual cost savings set forth above is only an estimate. The actual savings we realize from going private may be higher or lower than this estimate. The estimate is based upon the (i) actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements, and (ii) allocation to each category of management’s estimates of the portion of the expenses and disbursements believed to be solely or primarily attributable to our public reporting company status. In some instances, these cost savings expectations were based on verifiable assumptions. For example, our auditing fees will be reduced if we cease to be a public reporting company due to the elimination of fees for interim review services and annual 10-K filings. In addition, the costs associated with retaining legal counsel to assist us in complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC.

Management Time and Expense.  Another reason for the Reverse Stock Split is that it will reduce the management time and expense of complying with public company requirements. These opportunity costs are not included in the direct costs described above. The Board of Directors believes that ceasing to be a public reporting company would provide more time for management to focus on Katy’s long-term growth and increasing the operational flexibility of the Company without the burden of SEC reporting requirements and other aspects of being a public company.

Effects of the Reverse Stock Split

The primary effect of the Reverse Stock Split will be to reduce the number of record holders of Katy shares and to deregister our shares with the SEC under the Exchange Act.

Subject to the approval of the Reverse Stock Split, immediately after giving effect to such Reverse Stock Split, our authorized capital will be 1,270,000 shares of all classes of stock, divided into two classes, one class consisting of 70,000 shares of common stock, $500.00 par value, and the other class consisting of 1,200,000 shares of preferred stock, $100.00 par value.

Discussed below are some additional effects of the Reverse Stock Split on certain persons or groups.

Effects on Cashed Out Holders.  Upon completion of the Reverse Stock Split, Cashed Out Holders (i.e., holders of less than 500 Katy shares immediately before the completion of the Reverse Stock Split):

•	Will have their Katy shares cancelled in exchange for the Cash Out Price instead of selling their shares at a time and for a price of their choosing;

•	Instead of receiving a fractional share, will receive cash, in a taxable transaction, equal to $2.00 for each Katy share held immediately before the Reverse Stock Split;

•	Will not pay brokerage commissions or other transaction fees; and

•	Will no longer be a stockholder of Katy and will not have the opportunity to participate in the potential appreciation in the value of Katy shares unless they buy additional shares on the open market.

Cashed Out Holders do not have appraisal or dissenters rights under Delaware Law or under the Company’s Certificate.

For a discussion of the federal income tax consequences of the Reverse Stock Split, please see the section of this Proxy Statement entitled “Reverse Stock Split Proposal — Material United States Federal Income Tax Consequences.”

Katy intends to treat stockholders holding its common stock in street name in the same manner as record holders. Prior to the Effective Date, Katy will conduct an inquiry of all brokers, banks and other nominees that hold shares of Katy common stock in street name, ask them to provide information on how many shares held by beneficial holders will be cashed out, and request that they effect the Reverse Stock Split for those beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. As a result, a stockholder holding a total of 500 or more shares of common stock may nevertheless have those shares cashed out if the stockholder holds a combination of street name shares and shares of record, or holds shares in multiple brokerage firms. If you are in this situation and desire to remain a stockholder of the Company after the Reverse Stock Split, you should consolidate your holdings into one brokerage account or record holder position prior to the Effective Date.

If you are a Cashed Out Holder, you will receive a letter of transmittal from us as soon as practicable after the Reverse Stock Split is completed. The letter of transmittal will contain instructions on how to surrender your existing share certificate(s) to the Exchange Agent for your cash payment. You will not receive your cash payment until you surrender your outstanding share certificate(s) to the Exchange Agent, along with a completed and executed copy of the letter of transmittal. DO NOT SEND YOUR SHARE CERTIFICATE(S) IN WITH YOUR PROXY. PLEASE WAIT UNTIL YOU RECEIVE YOUR LETTER OF TRANSMITTAL TO SURRENDER YOUR SHARE CERTIFICATE (S) TO THE EXCHANGE AGENT.

Effects on Continuing Holders.  If the Reverse Stock Split is completed, Continuing Holders (i.e., holders of 500 or more Katy shares immediately before the Reverse Stock Split):

•	Will hold one share for each 500 shares held immediately before the Reverse Stock Split;

•	Will receive, in lieu of any fractional shares following the Reverse Stock Split, $2.00 in cash, without interest, for any shares held immediately before the Reverse Stock Split that result in the fraction;

•	Will likely experience a further reduction in liquidity of Katy shares and a possible decline in the price at which they may sell Katy shares;

•	Will experience a nominal increase in their respective ownership percentages of Katy shares; and

•	Will have less access to information about Katy’s operations and financial results than is currently available to the general public, although the Company plans to continue to provide certain financial information to stockholders.

The Company may or may not provide investors with information they request that we are not required by law to provide. The Reverse Stock Split will not affect the right of the Continuing Holders under Delaware Law to obtain certain information from Katy. Under Delaware Law, there is a right to make a written request to inspect certain books and records for any purpose reasonably related to the person’s interest as a stockholder.

Katy shares are currently quoted on the OTC Bulletin Board. The Company intends to have the Katy shares quoted in the pink sheets in the limited information tier following the Reverse Stock Split. This tier covers issuers that have provided limited information with respect to the preceding six months, including quarterly financial reports that include, at a minimum, balance sheet, income statement and total shares outstanding for a period within the preceding six months. Although the Company anticipates that a broker-dealer will quote its shares on the pink sheets, there can be no assurance that any broker-dealer will be willing to continue to act as a market maker in Katy shares after the Reverse Stock Split.

Effects on Katy Share Certificates.  In connection with the Reverse Stock Split, our common shares will be identified by a new CUSIP number. This new CUSIP number will appear on all share certificates issued after the Effective Date. All share certificates evidencing ownership of Katy shares outstanding prior to the Reverse Stock Split will, after the Effective Date, be deemed to represent (a) for Cashed Out Holders, the right to receive $2.00 for each Katy share being repurchased, and (b) for Continuing Holders, the right to receive (i) a new share certificate with the new CUSIP number representing one share for each 500 shares held prior to the Reverse Stock Split, and (ii) in lieu of any fractional shares following the Reverse Stock Split, $2.00 in cash, without interest, for each share held immediately before the Reverse Stock Split that results in the fraction. Do not send your share certificates to the Exchange Agent until you have received a letter of transmittal and have followed the instructions in that letter.

Effects on Katy.  Although we will no longer be a public reporting company and will therefore no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act, we expect our business and operations to continue as they are presently conducted. The executive officers and directors of Katy will not change due to the Reverse Stock Split. Katy expects to realize time and cost savings as a result of terminating its public company status, and intends to invest those savings in other areas of its business operations. Other than as described in this Proxy Statement, neither Katy nor its management has any current plans or proposals to do any of the following: effect any extraordinary corporate transaction (such as a merger, reorganization or liquidation); sell or transfer any material amount of Katy’s assets; change the composition of the Board of Directors or management of Katy; change materially Katy’s indebtedness or capitalization; or otherwise effect any material change in Katy’s corporate structure or business.

Effects on Rights of Katy Shares.  There will be no changes with respect to voting, liquidation or other rights associated with the Katy shares.

Effects on Katy’s Executive Officers, Directors and Affiliates.  Pursuant to Section 16(a) of the Exchange Act, directors, officers, and 10% stockholders of companies who have shares registered under the Exchange Act are required to report changes in their respective beneficial ownership of such shares to the SEC. Such insiders are required to file an initial Form 3 showing their respective beneficial holdings within 10 days after becoming subject to Section 16(a). Thereafter, a reporting insider is generally required to file a report on Form 4 within two business days following most acquisitions and dispositions by the insider of company shares. As a related deterrent to improper trading on inside information, insiders are also subject to the so-called short-swing profit disgorgement requirements of the Exchange Act. In general, these requirements mandate the disgorgement by an insider of any paper profit realized on a purchase and a sale of company stock which each occur within a six-month period.

Transactions are generally paired so as to match the lowest purchase price and the highest sale price within the six-month period, thus extracting the maximum “profit” from the insider on the transaction or transactions. If the company declines to press a claim for disgorgement, a claim for recovery of profit may be asserted by any stockholder on behalf of the company. In addition to the effects of the Reverse Stock Split on stockholders generally, if we complete the Reverse Stock Split and deregister, the Company’s insiders will no longer be required to comply with these requirements. The deregistration would also limit the ability of our affiliates to dispose of their Katy shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

Additionally, once the Form 15 is filed with the SEC and the Company’s shares are deregistered, the Company will no longer be subject to the periodic reporting requirements or the proxy rules under the Exchange Act. As such, information about our directors’ and officers’ compensation and share ownership will no longer be publicly available.

As is more thoroughly discussed under the heading “Reverse Stock Split Proposal — Description and Interest of Certain Persons in Matters to be Acted Upon,” we expect that upon the completion of the Reverse Stock Split, our executive officers and directors will own approximately 40.3% of the then outstanding Katy shares, as compared to approximately 39.1% of the common shares outstanding immediately prior to the Reverse Stock Split.

Alternatives to the Reverse Stock Split

In making its determination to proceed with the Reverse Stock Split, the Board of Directors considered the feasibility of the alternative transactions described below. The Board of Directors did not investigate the potential costs of the transactions listed below because it determined that they either had little likelihood of sufficiently reducing the number of Katy’s stockholders or had other features, such as triggering dissenters’ rights, which could possibly add to the expense and the uncertainty of the transaction.

Issuer Tender Offer.  The Board of Directors considered the feasibility of an issuer tender offer to repurchase Katy shares. The primary disadvantage of this type of transaction is that, due to its voluntary nature, we would have no assurance that enough Katy shares would be tendered to sufficiently reduce the number of Katy’s stockholders. In addition, the rules governing tender offers require equal treatment of all stockholders, including pro rata acceptance of offers from stockholders. These requirements make it difficult to ensure that we would be able to reduce the number of record holders of Katy shares enough (i.e., below the 300 stockholder level) to permit us to deregister the Katy shares, potentially resulting in our incurring the expense of repurchasing numerous shares and still being unable to deregister. In addition, a tender offer would require significantly more cash than a Reverse Stock Split. As a result of these disadvantages, the Board of Directors determined not to pursue this alternative.

Reorganization Through A Cash Out Merger.  The alternative available to the Board of Directors which was most similar to the Reverse Stock Split was coordinating a cash out merger. In order to effect the cash out merger, the Company’s insiders (management and large shareholders) would contribute their shares in the Company to form an acquisition entity which would merge into the Company. As a result of the merger, the shares of the Company’s common stock (other than shares owned by the Company’s insiders) would be converted into the right to receive cash. The Board of Directors concluded that the Reverse Stock Split was a better alternative since it (i) requires significantly less cash, (ii) allows unaffiliated holders of more than 500 shares the opportunity to remain stockholders in the Company, (iii) does not require the formation of a new entity, (iv) allows Katy to avoid the regulatory issues and approvals associated with the merger of Katy into another corporation, and (v) does not trigger dissenters’ rights as a cash out merger would.

Maintaining the Status Quo.  The Board of Directors considered maintaining the status quo. In that case, we would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status. In addition, significant time would continue to be spent by management on compliance and disclosure issues relating to our filings under the Exchange Act, which dilutes management’s focus on managing Katy’s business and growing shareholder value. The Board of Directors believes that maintaining the status quo is not in the best interests of Katy and its stockholders and rejected this alternative.

Fairness of the Reverse Stock Split

The Board of Directors believes that the Reverse Stock Split is fair to affiliated and unaffiliated stockholders, including both unaffiliated holders who are cashed out after the Reverse Stock Split and those who continue as stockholders after the Reverse Stock Split. After consideration of all aspects of the Reverse Stock Split, as described below, the Board of Directors unanimously approved the Reverse Stock Split. All eight members of the Board of Directors who are not employees of the Company approved the Reverse Stock Split. Except for such approval, we are not aware that any of Katy’s executive officers, directors or affiliates has made a recommendation either in support of or opposed to the Reverse Stock Split.

Affiliated and unaffiliated stockholders will be treated the same in the Reverse Stock Split. The only factor affecting whether a stockholder will be cashed out or will remain a stockholder of Katy is the number of shares held by the stockholder. Since all affiliated and unaffiliated stockholders are being treated the same, the Reverse Stock Split is not structured so that approval of a majority of unaffiliated stockholders is required. As there are no divergent interests between affiliated and unaffiliated stockholders, the Board of Directors did not believe that seeking such approval would be meaningful. In determining not to seek such approval, the Board of Directors was aware that Katy’s executive officers and directors, who together own approximately 39.1% of the Katy shares outstanding and entitled to vote at the Special Meeting, have indicated that they will vote all shares for which they have or share the power to vote in favor of the Reverse Stock Split. This consideration did not effect the Board’s determination that a separate vote of the unaffiliated stockholders was unnecessary.

Although all of Katy’s nine directors own Katy common or preferred shares or options to purchase Katy shares personally or represent entities that own shares or options, the 500 share threshold was determined without regard to their share ownership. As the directors will be treated identically to all other stockholders, including both the cashed out unaffiliated stockholders and the continuing unaffiliated stockholders, in the Reverse Stock Split and will receive the same cash-in-lieu payment for fractional shares, the Board of Directors did not feel that the additional protections that may be afforded by an independent committee would be significant. In addition, only 3% of the outstanding Katy shares will be cashed out and the ownership stake of the affiliated stockholders will not change materially following the Reverse Stock Split. Accordingly, no independent committee of the Board of Directors has reviewed the fairness of the Reverse Stock Split.

Additionally, the Board of Directors chose to not retain an unaffiliated representative to act solely on behalf of the stockholders for the purpose of negotiating the terms of the Reverse Stock Split or preparing a report covering the fairness of the Reverse Stock Split nor has the Board of Directors chosen to provide unaffiliated stockholders with independent counsel with respect to the fairness of the Reverse Stock Split. We have not made any provision in connection with the Reverse Stock Split to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services at our expense. The Board of Directors views (i) the Fairness Opinion, (ii) the need to obtain the affirmative vote of the holders of at least a majority of the outstanding Katy Shares, and (iii) the fact that the unaffiliated stockholders and the affiliated stockholders are treated the same from a financial perspective as affording adequate procedural safeguards to unaffiliated stockholders without the additional expense of multiple financial or legal advisors. With respect to unaffiliated stockholders access to our corporate files, the Board of Directors determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Reverse Stock Split. The Board of Directors also considered the fact that under Delaware Law, subject to certain conditions, stockholders have the right to review our relevant books and records.

In analyzing the entirety of the Reverse Stock Split, the Board of Directors determined that $2.00 per share represented fair consideration to the unaffiliated Cashed Out Holders. The Board of Directors also determined that $2.00, although fair to unaffiliated Cashed Out Holders, was not so high as to be unfair to the unaffiliated Continuing Holders. In reaching this determination, the Board of Directors concluded that any of the premiums quantified below in “Market Prices and Liquidity” are justified because Cashed Out Holders will forfeit their right to sell their shares at a time and for a price of their choosing, and not be given the opportunity to benefit from the projected cost savings anticipated as a result of the Reverse Stock Split. At the same time, the Board of Directors determined that no premium indicated above is so high as to be unfair to the unaffiliated Continuing Holders, who will have the opportunity to benefit from the anticipated cost savings related to going private. Finally, the Reverse

Stock Split also provides unaffiliated Cashed Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees. Consequently, based on the valuation and historical prices described below, the Board of Directors concluded that a Cash Out Price of $2.00 per share would be fair to unaffiliated Cashed Out Holders and unaffiliated Continuing Holders.

Other than the deliberations of the Board of Directors, no “negotiations” regarding the Reverse Stock Split occurred, and the Board of Directors decided the method to be used and the split ratio based solely on what it believed would be the most effective and efficient way to reduce the number of stockholders below 300.

In determining the fairness of the Reverse Stock Split, the Board of Directors considered the factors discussed below. The Board of Directors believes that the Reverse Stock Split is substantively fair to Katy’s stockholders, including both unaffiliated stockholders who will be cashed out and unaffiliated stockholders who will continue as stockholders, in light of these factors. The Board of Directors did not assign specific weight to the following factors in a formulaic fashion, but did place emphasis on the significant cost and time savings Katy is expected to realize from deregistration of its shares and the opportunity for unaffiliated holders of Katy Shares to sell their shares at a premium, without brokerage fees or commissions.

Significant Cost and Time Savings.  By deregistering the Katy shares and suspending our reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of approximately $800,000, which includes savings from the personnel expense relating to time spent by our management to prepare and review our reports required to be filed with the SEC under the Exchange Act. Please see the section entitled “Special Factors — Purpose of and Reasons for the Reverse Stock Split” for more information about these cost savings.

Market Prices and Liquidity.  The Cash Out Price of $2.00 per Katy share represents (i) a premium of 40.9% over the average closing price of Katy shares over the 12-month period prior to and including September 19, 2008, which was $1.42 per share, (ii) a premium of 57.4% over the average closing price of Katy shares over the 3-month period prior to and including September 19, 2008, which was $1.27 per share, and (iii) a premium of 135.3% over the closing price of Katy shares on September 19, 2008, which was $0.85 per share.

The Board of Directors determined that $2.00 per share be established as the Cash Out Price and engaged VRC to opine on whether that price was fair to the common stockholders of the Company. The Board of Directors took into consideration that, historically, the market for Katy shares has not been very liquid. Over the past few months, the liquidity of Katy shares has decreased, as evidenced by an average trading volume in the one month prior to September 19, 2008 of only 2,896 shares per day, down from 7,390 shares per day over the one year prior to September 19, 2008.

Net Book Value.  Net book value is based upon the historical cost of a company’s assets and ignores the value of a company as a going concern. As set forth in the section of this Proxy Statement entitled “Financial Information — Summary Historical Financial Information,” our book value per outstanding common share as of September 30, 2008 was $2.95. However, this number is misleading as it does not account for the outstanding preferred stock which may be converted into common stock at any time. If all outstanding convertible preferred stock was converted into common stock as of September 30, 2008, our net book value per common share would have been $0.88.

Liquidation Value.  In determining the fairness of the Cash Out Price, the Board of Directors did not view Katy’s liquidation value as representative of the value of our common shares. Upon a liquidation of the Company, the holders of Katy’s preferred stock are entitled to receive an amount in cash equal to the par value per share. As a result and based on the estimated Enterprise Value of the Company, the Board of Directors believes there would be no positive liquidation value for the common stockholders.

Going Concern Value.  The Board of Directors also reviewed and considered the valuation of our shares as a going concern. As part of its review, the Board of Directors considered VRC’s analysis regarding our peer groups and the comparison of our key pricing ratios compared to those of our peer groups. This analysis is discussed later in this Proxy Statement under the heading “Opinion of Valuation Research Corporation — Comparable Companies Analysis.” Based on that analysis and our ongoing operations, the Board of Directors determined that our trading price generally reflected the value of Katy shares on a going concern basis. The Board of Directors also reviewed a discounted cash flow analysis prepared by VRC which estimated the present value of the free cash flows generated by the Company. This analysis found the Implied Total Equity Value of the Company to be within a range of $0.00 to $2.38 per share. The Board of Directors does not believe that $2.38 per share is indicative of the value of a share of the Company’s common stock as it was derived from the Company’s “Best Case Plan” which must necessarily be tempered by considerations of the “Stable Case Plan” and the “Most Likely Case Plan” which indicated an Implied Total Equity Value of $0.00 to $0.60 per share, respectively. This analysis is discussed in greater detail in this Proxy Statement under the heading “Opinion of Valuation Research Corporation — Discounted Cash Flow.”

Equal Treatment of Affiliated and Unaffiliated Holders of Katy Shares.  The Reverse Stock Split will not affect holders of Katy shares differently on the basis of affiliate status. The sole determining factor in whether a stockholder will be a Cashed Out Holder or Continuing Holder as a result of the Reverse Stock Split is the number of Katy shares held by the stockholder immediately prior to the Reverse Stock Split. Please see the section entitled “Reverse Stock Split Proposal — Summary and Structure” for more information.

Potential Ability to Control Decision to Remain a Holder of or Liquidate the Company’s Shares.  Current holders of fewer than 500 shares can remain stockholders of the Company by acquiring additional shares so that they own at least 500 shares immediately before the Reverse Stock Split. Conversely, stockholders that own 500 or more shares and desire to liquidate their shares in connection with the Reverse Stock Split (at the price offered by the Company) can reduce their holdings to less than 500 shares by selling shares prior to the Reverse Stock Split. It should be noted that as there is a limited trading market for the Company’s common stock on the OTC Bulletin Board, a stockholder seeking to either increase or decrease holdings prior to the Effective Date may not be able to do so. Due to these concerns, the Board of Directors did not place undue influence on this factor.

Minimum Effect on Voting Power.  The Reverse Stock Split will have minimum effect on the voting power of Katy’s stockholders. The Katy shares are the only voting shares of Katy and will continue to be the only voting shares after the Reverse Stock Split. The voting and other rights of Katy shares will not be affected by the Reverse Stock Split. The only effect of the Reverse Stock Split on Katy’s voting power will be a small change in the overall ownership percentage of the Continuing Holders.

The Company currently has 7,951,176 common shares issued and outstanding. Of this amount, the Company expects to repurchase an estimated 241,000 common shares in connection with the Reverse Stock Split, which represents approximately 3% of the Company’s current number of outstanding shares. As a result, the ownership percentage of each common share held by a Continuing Holder will increase nominally, and the ownership percentage of a particular Continuing Holder will increase depending on the respective number of shares held thereby.

No Material Change in Ownership Percentage of Executive Officers and Directors.  Since only an estimated 3% out of 7,951,176 outstanding Katy shares will be eliminated as a result of the Reverse Stock Split, the percentage ownership of the Continuing Holders will be approximately the same as it was prior to the Reverse Stock Split. For example, the executive officers and directors of Katy currently own approximately 39.1% of the outstanding Katy shares, and will own approximately 40.3% of the outstanding Katy shares following the Reverse Stock Split. Please see the section entitled “Reverse Stock Split Proposal — Description and Interest of Certain Persons in Matters to be Acted Upon.”

Reduced Expenses from Administering Small Accounts.  The Reverse Stock Split will reduce expenses related to administering small stockholder accounts. As of the Record Date, we estimate that we had approximately 519 record stockholders that held fewer than 500 shares. These stockholders hold approximately 132,839, or 1.7%, of our outstanding shares but represent approximately 82.9% of our total number of record holders.

Other Factors.  Although potentially relevant to a determination of fairness of the Reverse Stock Split, the factors listed below are, for the reasons given, not applicable to Katy, and were not considered by the Board of Directors for this reason.

•	Firm Offers. No firm offers to purchase Katy have been made during the past two calendar years or during the current calendar year. We have not received any firm offers to purchase Katy and the Board of Directors did not seek out any such offers. The Board of Directors believes that a sale of Katy is not in our best interests or the best interests of our stockholders, customers, employees or community at this time.

•	Merger, Consolidation or Other Extraordinary Transaction. With the exception of the sale of the Electrical Products Group in 2007, we have not engaged in a merger or consolidation with another company or in any other extraordinary transaction, such as the sale or other transfer of all, or a substantial part, of our assets, during the past two calendar years or during the current calendar year.

•	Securities Purchases. There have not been any purchases of our shares during the past two calendar years that would enable the holder to exercise control of Katy.

In summary, the Board of Directors determined that the steps not taken as discussed above would be costly and would not provide any meaningful additional benefits, and were not necessary to ensure the fairness of the Reverse Stock Split. The Board of Directors noted that the financial advisor engaged by Katy considered and rendered its opinion as to the fairness of the Cash Out Price, from a financial point of view, to Katy’s common stockholders.

Financing, Source of Funds and Expenses

It is expected that the entire $482,000 estimated to be necessary to pay the Cash Out Price to the Cashed Out Holders and Continuing Holders will come from the Company’s credit facility, which is described below. In addition to the Cash Out Price described above, the Company will also pay all of the expenses related to the Reverse Stock Split. See “Meeting And Voting Information — Solicitation and Costs” for the Company’s estimates of the costs related to the Reverse Stock Split.

The Company entered into a $50.6 million credit facility with Bank of America on November 30, 2007 (the “Credit Agreement”), which consists of a $10.6 million term loan (“Term Loan”) and a $40.0 million revolving loan (“Revolving Credit Facility”), including a $10.0 million sub-limit for letters of credit. The Company’s Term Loan balance immediately prior to the Credit Agreement was $10.0 million. The annual amortization on the new Term Loan, paid quarterly, is $1.5 million with final payment due November 30, 2010. The Term Loan is collateralized by the Company’s property, plant and equipment.

All extensions of credit under the Credit Agreement are collateralized by a first priority security interest in and lien upon the capital stock of each material domestic subsidiary of the Company (65% of the capital stock of certain foreign subsidiaries of the Company), and all present and future assets and properties of the Company.

The Credit Agreement requires the Company to maintain a minimum level of availability such that its eligible collateral must exceed the sum of its outstanding borrowings under the Revolving Credit Facility and letters of credit by at least $5.0 million. Borrowings under the Credit Agreement bear interest, at the Company’s option, at either a rate equal to the bank’s base rate or LIBOR plus a margin based on levels of borrowing availability. Interest rate margins for the Revolving Credit Facility under the applicable LIBOR option will range from 2.00% to 2.50%, or under the applicable prime option will range from 0.25% to 0.75%, on borrowing availability levels of $20.0 million to less than $10.0 million, respectively. For the Term Loan, interest rate margins under the applicable LIBOR option will range from 2.25% to 2.75%, or under the applicable prime option will range from 0.50% to 1.00%. As of September 30, 2008, our Revolving Credit Facility and Term Loan were bearing interest at stated interest rates of 5.38% and 5.63%, respectively.

Conclusion

The Board of Directors believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together support a conclusion that the Reverse Stock Split is fair to all Katy stockholders, including the Cashed Out Holders and Continuing Holders.

REVERSE STOCK SPLIT PROPOSAL

Background of Katy

Katy was organized as a Delaware corporation in 1967, and went public in 1967. Our principal business is the manufacturing and distribution of commercial cleaning products. We also manufacture and distribute storage products. The Company’s business units operate within a framework of policies and goals aligned under a corporate group. Katy’s corporate group is responsible for overall planning, financial management, acquisitions, dispositions, and other related administrative matters.

Katy’s principal offices are located at 305 Rock Industrial Park Drive, Bridgeton, Missouri 63044, and its telephone number at that location is (314) 656-4321.

Description of Capital Stock

The Company has two classes of issued and outstanding equity securities. The Company is authorized to issue 36,200,000 shares, divided into two classes, one class consisting of 1,200,000 shares of preferred stock, $100.00 par value, and the other class consisting of 35,000,000 shares of common stock, $1.00 par value. As of September 19, 2008, the Company had approximately 7,951,176 shares of its common stock issued and outstanding, held by approximately 626 stockholders of record. As of September 19, 2008, the Company had approximately 1,131,551 shares of its preferred stock issued and outstanding, held by one stockholder.

Each share of common stock has equal voting rights, preferences and privileges. Holders of the stock have one vote for each share held of record on all matters submitted to a shareholder vote. The preferred stock is non-voting but must approve certain transactions, including a merger or sale of the Company or any transaction that would impair the rights of the preferred stock as a class.

The preferred stock is convertible at the option of the holder at any time after the earlier of 1) June 28, 2006, 2) board approval of a merger, consolidation or other business combination involving a change in control of the Company, or a sale of all or substantially all of the assets or liquidation of the Company, or 3) a contested election for directors of the Company nominated by KKTY Holding Company, LLC. If converted, the shares would represent approximately 70% of the common shares of Katy. The preferred shares 1) are non-redeemable, except in whole, but not in part, at the Company’s option (as approved only by the Company’s Class I directors) at any time after June 30, 2021, 2) were entitled to receive cumulative PIK dividends through December 31, 2004, at a rate of 15% percent, 3) have no preemptive rights with respect to any other securities or instruments issued by the Company, and 4) have registration rights with respect to any common shares issued upon conversion of the preferred stock. Upon liquidation of Katy, the holders of the preferred stock would receive the greater of (i) an amount equal to the par value ($100 per share) of their preferred stock, or (ii) an amount that the holders of the preferred stock would have received if their shares of preferred stock were converted into common stock immediately prior to the distribution upon liquidation. Under our Certificate, a merger between Katy and another entity or a sale of all or substantially all of Katy’s assets will not be treated as a liquidation.

If the Reverse Stock Split is approved, the conversion rate of the preferred stock will be automatically adjusted in accordance with the terms of our Certificate. The conversion factor, which is currently six, will be multiplied by a fraction, the numerator of which shall be the number of shares of common stock outstanding before the Reverse Stock Split and the denominator of which shall be the number of shares of common stock outstanding immediately after the Reverse Stock Split.

Background of the Reverse Stock Split

The Company first issued publicly traded stock in 1967 and was listed on the NYSE until 2007. In 2002, Congress’s passage of the Sarbanes-Oxley Act (“SOX”) ushered in a wave of corporate reforms that have increased Katy’s expense as a public company without enhancing, from an operations perspective in the Board of Directors’ view, the benefits of being a public company. The Company has estimated that the annual cost of operating as a public company and complying with SOX and associated regulations is approximately $800,000.

In the ordinary course of business, management has from time to time updated the Board of Directors on the current and anticipated costs relating to public company status, SEC reporting and SOX compliance. This issue was first raised at the Board of Directors meeting of May 30, 2002. At the Board of Directors meeting of August 22, 2002, management presented to the Board of Directors a summary of the disclosure requirements under both proposed and enacted SOX regulations. On February 3, 2003, the Board of Directors, upon being briefed on various SOX and corporate governance developments, acted to strengthen corporate governance procedures. On a unanimous vote, the Board of Directors approved the amended Audit Committee Charter and the Compensation

Committee Charter. Additionally, the Board of Directors voted unanimously to establish a Nominating and Corporate Governance Committee.

At the May 26, 2005 Board of Directors meeting, management informed the Board of Directors that the NYSE was expected in increase its minimum listing requirements, which was likely to cause the Company to fail to meet the requirements for continued listing on the NYSE. The Board of Directors directed management to endeavor to meet the NYSE’s minimum listing requirements, and simultaneously evaluate alternative exchanges such as NASDAQ.

Over the next two years, management held numerous meetings with representatives of the NYSE, and in November 2005 the Company provided a business plan to the NYSE detailing steps to be taken to increase market capitalization and stockholder’s equity in an attempt to comply with NYSE listing requirements, which allowed the Company to continue to remain listed on the NYSE for a period of eighteen months. The status of the Company’s position relative to NYSE listing requirements and management’s discussions with the NYSE were discussed at the Company’s August 8, 2005, November 29, 2005, May 25, 2006, August 30, 2006 and November 30, 2006 Board of Directors meetings. At the November 30, 2006 meeting, in light of the Company’s continued failure to comply with NYSE listing requirements, management provided the Board of Directors with a detailed presentation on alternatives to NYSE listing.

At the March 27, 2007 Board of Directors meeting, the Board of Directors elected to voluntarily delist from the NYSE, due to the fact that the Company remained out of compliance with NYSE listing standards, and the NYSE was scheduled to delist the Company’s stock on April 12, 2007. After a careful review of alternative exchange listing requirements, the Board of Directors determined that the Company did not meet the minimum requirements of any other major stock exchanges, and it elected to list the Company’s common stock on the OTCBB. The Company’s common stock began trading on the OTCBB on April 16, 2007.

At the January 22, 2008 Board of Directors meeting, the Board of Directors again revisited the issue of the increased costs to the Company associated with being a public company and determined to evaluate the Company’s options to eliminate the excessive costs and corporate resources required to continue as a public company.

In preparation for the June 2008 Board of Directors meeting, outside counsel, working in conjunction with the Company’s general counsel, was directed to prepare a memorandum which outlined the various considerations involved in a going-private transaction as well as alternatives available to the Company to effect a going-private transaction. Alternatives considered included a cash-out merger, a reverse stock split, and a tender offer. At the June 26, 2008 meeting, the Board of Directors received a briefing from management and the Company’s outside counsel concerning these alternatives. The Board of Directors requested additional information regarding a reverse stock split, including information related to the tax consequences of such an action (including any restriction on federal net operating losses), the valuation of shares, and the number of shareholders that would need to be cashed out in order to fall below the 300 shareholder threshold required for a public company to suspend its annual and quarterly filings with the SEC. Following that meeting, management researched the foregoing questions and the Company engaged VRC to prepare a Fairness Opinion for the Company.

At the August 26, 2008 Board of Directors meeting, the Board of Directors received a detailed presentation from management and the Company’s outside counsel on a going-private transaction accomplished through a reverse stock split. The Board of Directors discussed in detail the potential benefits and costs to such a transaction. The Board of Directors also discussed the appropriate valuation of shares and the reverse stock split ratio that would be necessary in order to achieve the desired number of shareholders. The Board of Directors agreed upon the $2.00 valuation for the shares that would be cashed out as a result of the reverse stock split transaction, subject to the receipt of the fairness opinion from VRC. The Board of Directors decided on $2.00 per share as it represented a premium over recent average market closing prices and exceeded the Company’s net book value per share when all convertible preferred shares were accounted for. In addition, the Board of Directors believed that $2.00 per share represented a premium over the potential liquidation value of the common stock. The Board of Directors also decided to make a final determination of the reverse stock split ratio at a special board meeting to be held in September, when VRC would present their fairness opinion.

Following this meeting, on August 28, 2008, the Company received a preliminary data request from VRC. During the first week of September 2008, management responded to this request and prepared financial forecasts for the Company to send to VRC. On September 11, 2008, Company management, including Dave Feldman, Bob Gail (the former President of one of the Company’s subsidiaries), Amir Rosenthal (the former Chief Financial Officer and General Counsel of the Company) and Philip Reinkemeyer, participated in a conference call during which VRC made diligence inquiries as to the general state of the Company’s business as well as its short-term and long-term outlook. As a follow-up to this call, on September 12, 2008, the Company’s management provided VRC with forecasts of projected sales and EBITDA of the Company under three scenarios: Stable Case, Most Likely Case, and Best Case. On September 19, 2008, Philip Reinkemeyer participated in a call with VRC to discuss these forecasts. VRC used these projections to prepare its fairness opinion. On September 23, 2008, VRC and Company management had another conference call to discuss VRC’s valuation analysis.

On September 25, 2008, the Board of Directors received a final briefing from management and outside counsel on the proposed transaction. The Board of Directors reviewed an analysis of the costs and benefits of a 1-for-500 reverse stock split and a 1-for-1,000 reverse stock split, and, via a unanimous written consent, approved a reverse stock split ratio of 1-for-500 based on a variety of factors discussed herein. The Board of Directors also received the fairness opinion from VRC which found the $2.00 per share Cash Out Price to be fair to the Company’s common stockholders.

Summary and Structure

The Board of Directors has authorized and recommends that you approve the Reverse Stock Split. In the Reverse Stock Split, (i) holders of less than 500 Katy shares will have their shares cancelled and will receive $2.00 in cash for each Katy share owned immediately prior to the Reverse Stock Split, and (ii) each stockholder holding 500 or more Katy shares immediately before the effective time of the Reverse Stock Split will receive one share for each 500 shares held before the Reverse Stock Split and in lieu of any fractional shares following the Reverse Stock Split, will receive $2.00 in cash, without interest, for any shares held immediately before the Reverse Stock Split that result in the fraction. The Reverse Stock Split will take effect on the Effective Date (the date the Delaware Secretary of State accepts for filing certificate of amendment to our Certificate). The proposed amendment to our Certificate is attached to this Proxy Statement as Exhibit B and is incorporated herein by reference.

Generally, the effect of the Reverse Stock Split can be illustrated by the following examples:

Hypothetical Scenario	Result

Stockholder A holds 450 Katy shares in a single record account and holds no other Katy shares.	Stockholder A’s 450 shares will be converted into the right to receive $900 in cash (450 x $2.00). If Stockholder A wanted to continue to be a stockholder after the Reverse Stock Split, he could purchase an additional 50 Katy shares far enough in advance of the Reverse Stock Split so that the purchase is complete by the Effective Date.

Stockholder B holds 450 Katy shares in a brokerage account and holds no other shares.	We intend to treat stockholders holding common stock in street name in the same manner as stockholders whose shares are registered in their own names, and will ask banks, brokers and nominees holding these shares to effect the Reverse Stock Split for their beneficial holders. Assuming that they do so, Stockholder B will receive cash in the amount of $900 for the 450 shares of common stock held prior to the Reverse Stock Split. If the bank, broker or nominee holding Stockholder B’s shares have different procedures, or do not provide us with sufficient information on Stockholder B’s holdings, then Stockholder B may or may not receive cash for his shares depending on the number of shares held by the bank, broker or other nominee, which is the actual record holder of the shares.

Stockholder C holds 600 Katy shares in a single record account and holds no other shares.	Stockholder C will hold one Katy share after the Reverse Stock Split. Stockholder C will also receive $200 in cash (100 x $2.00) in lieu of receiving a fractional share following the Reverse Stock Split.

Stockholder D holds 450 shares in each of two separate record accounts for a total of 900 Katy shares. Stockholder D holds no other Katy shares.	After the Reverse Stock Split, Stockholder D will hold no Katy Shares. Stockholder D will receive $1,800 in cash.

Stockholder E holds 450 Katy shares in a record account and 100 shares in a brokerage account. Stockholder E holds no other Katy shares.	Each of Stockholder E’s holdings will be treated separately. Accordingly, assuming the brokerage firm with whom Stockholder E holds his shares in street name effects the Reverse Stock Split for its beneficial holders, Stockholder E will receive cash in the amount of $200 for the 100 Katy shares held before the Reverse Stock Split. Stockholder E will receive $900 for the Katy shares held in the record account.

Husband and Wife each hold 450 Katy shares in separate record accounts and hold 300 shares jointly in another record account. They own no other Katy Shares.	Shares held in joint accounts will not be added to shares held individually in determining whether a stockholder will remain a stockholder after the Reverse Stock Split. In this situation, Husband and Wife will each be entitled to receive $900 for the shares held in their individual record accounts (450 x $2.00). Further, they will be entitled to receive $600 for the Katy shares held in their joint account (300 x $2.00). Husband and Wife will hold no Katy shares after the Reverse Stock Split. If Husband and Wife wished to continue to be stockholders after the Reverse Stock Split, they could transfer a sufficient number of shares from one account into another so that at least 500 Katy shares are held in one account prior to the Effective Date.

The Reverse Stock Split is considered a “going-private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to terminate the registration of Katy shares and suspend Katy’s filing and reporting obligations under the Exchange Act. In connection with the Reverse Stock Split, we have filed, as required by the Exchange Act, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. Please see the section entitled “Available Information.”

The Board of Directors may elect to abandon the Reverse Stock Split at any time prior to the effective date, if in its discretion, the Board of Directors determines that the Reverse Stock Split is not in the best interests of Katy. Reasons the Board of Directors may withdraw the Reverse Stock Split proposal include: (1) a change in the nature of the Company’s shareholdings that would prevent us from reducing the number of record holders below 300 as a result of the Reverse Stock Split; (2) a change in the number of shares to be exchanged for cash in the Reverse Stock Split that would substantially increase the cost and expense of the Reverse Stock Split (as compared to what is currently anticipated); or (3) any adverse change in our financial condition that would render the Reverse Stock Split inadvisable. Please see the section entitled “Reverse Stock Split Proposal — Termination of Reverse Stock Split.”

Recommendation of the Board of Directors

The Board of Directors has unanimously determined that the Reverse Stock Split is in the best interests of Katy and its stockholders and is fair to Katy’s stockholders. The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the Reverse Stock Split.

In addition, each member of the Board of Directors and the executive officers of the Company have advised the Company that he or she will vote his or her shares as well as the shares with respect to which they have or share voting power in favor of the Reverse Stock Split.

Description and Interest of Certain Persons in Matters to be Acted Upon

Directors and Executive Officers.  Our directors and executive officers (collectively considered to be our “affiliates” for purposes of the Reverse Stock Split) include the following individuals: Christopher Anderson, Director; William Andrews, Director; Robert Baratta, Director; Douglas Brady, Executive Officer; Daniel Carroll, Director; Wallace Carroll, Jr., Director; Edward Carter, Executive Officer; David Cooksey, Executive Officer; David Feldman, Executive Officer; Samuel Frieder, Director; Christopher Lacovara, Director; Shant Mardirossian, Director; Joseph Mata, Executive Officer; Keith Mills, Executive Officer; Philip Reinkemeyer, Executive Officer; and James Shaffer, Executive Officer.

All directors and executive officers may be reached by contacting the Company, located at 305 Rock Industrial Park Drive, Bridgeton, Missouri 63044, and its telephone number at that location is (314) 656-4321.

The following tables set forth certain information concerning members of the Board of Directors of the Company and its executive officers. All of the ages are as of September 19, 2008. All but one of the Company’s directors and executive officers are citizens of the United States. Keith Mills is a citizen of Canada. All have held their positions described below for at least the last five years, except as otherwise indicated.

BOARD OF DIRECTORS

		Principal
		Occupation and
		Business Experience		Period of
		During the Past	Other	Service as Katy
Name	Age	Five Years	Directorships	Director

Christopher W. Anderson	33	2005 to Present: Partner of Kohlberg & Co., L.L.C., a U.S. private equity firm
		1998 to 2005: Associate at Kohlberg & Co., L.L.C.	None	2001 to Present

William F. Andrews	76	2004 to Present: Chairman of Singer Worldwide, a leading seller of consumer and artisan sewing machines	Corrections Corp. of America TREX Corp.	1991 to Present
		2001 to Present: Chairman of Katy	O’Charley’s Inc.
		2001 to 2005: Chairman of Allied Aerospace Industries, Inc., an aerospace and defense engineering firm and provider of comprehensive aerospace and defense products and services
		2000 to Present: Chairman of Corrections Corp. of America, a private sector provider of detention and correction services
		1997 to Present: Consultant with Kohlberg & Co., L.L.C., a U.S. private equity firm

Robert M. Baratta	78	2001 to Present: Director of Katy	None	2001 to Present

Daniel B. Carroll(1)	72	2003 to Present: Private Investor
		1994 to Present: Partner of Newgrange L.P., a components supplier to the global footwear industry
		1985 to Present: Member and Manager of ATP Manufacturing, LLC, a manufacturer of molded poly-urethane components
		1985 to 2003: Vice President of ATP Manufacturing, LLC	None	1994 to Present

Wallace E. Carroll, Jr.(1)	71	2005 to Present: Private Investor	None	1991 to Present
		1992 to 2005: Chairman of CRL, Inc., a diversified holding company

(1)	Daniel B. Carroll and Wallace E. Carroll, Jr. are first cousins.

		Principal
		Occupation and
		Business Experience		Period of
		During the Past	Other	Service as Katy
Name	Age	Five Years	Directorships	Director

David J. Feldman	49	2008 (April) to Present: Chief Executive Officer, President, and a Director of Katy	None	2008 (April) to Present
		2007 to 2008: President and Chief Operating Officer of Airserv Corporation, a service provider to the U.S. aviation industry
		2006 to 2007: Private Investor
		2002 to 2006: President of Cooper Lighting, a division of Cooper Industries, Inc., a manufacturer of electrical products

Samuel P. Frieder	44	2006 to Present: Co-Managing Partner of Kohlberg & Co., L.L.C., a U.S. private equity firm	Kohlberg Capital Corporation	2001 to Present
		1989 to 2006: Partner of Kohlberg & Co., L.L.C.

Christopher Lacovara	44	2006 to Present: Co-Managing Partner of Kohlberg & Co., L.L.C., a U.S. private equity firm	Kohlberg Capital Corporation	2001 to Present
		1988 to 2006: Partner of Kohlberg & Co., L.L.C.

Shant Mardirossian	41	2005 to Present: Partner and CFO of Kohlberg & Co., L.L.C., a U.S. private equity firm	None	2007 to Present
		1999 to 2005: Partner of Kohlberg & Co., L.L.C.

EXECUTIVE OFFICERS

		Principal Occupation and Business
Name	Age	Experience During the Past Five Years

Douglas A. Brady	58	2007 (May) to Present: Chief Operating Officer of Continental Commercial Products, LLC, a wholly-owned subsidiary of Katy
		2005 to 2007 (May): Vice President, Operations, Katy
		1997 to 2005: Vice President, Manufacturing Operations, Omnova Solutions, Inc., a producer of decorative and functional surfaces, emulsion polymers and specialty chemicals

Edward D. Carter	44	2008 (October) to Present: Vice President, Sales and Marketing, Katy
		2005 to 2008 (October): General Manager of Airport Lighting Products, a division of Cooper Crouse-Hinds, a manufacturer of electrical products
		2003 to 2005: Vice President of Sales of Cooper Electronic Technologies, a manufacturer of electrical products

David C. Cooksey	63	2007 (May) to Present: Chief Financial Officer of Continental Commercial Products, LLC, a wholly-owned subsidiary of Katy
		2006 to Present: Corporate Controller, Katy
		2001 to 2006: Corporate Director of Accounting and Assistant Treasurer, Katy
		1999 to 2005: Chief Financial Officer of Continental Commercial Products, LLC

David J. Feldman	49	2008 (April) to Present: Chief Executive Officer, President, and a Director of Katy
		See further information regarding his business experience above

Joseph E. Mata	57	2007 (May) to Present: Vice President, Human Resources of Continental Commercial Products, LLC, a wholly-owned subsidiary of Katy
		2005 to 2007 (May): Vice President, Human Resources, Katy
		2001 to 2005: Corporate Director, Human Resources, Katy
		1995 to 2005: Vice President, Human Resources of Continental Commercial Products, LLC

Keith Mills	64	2008 (January) to Present: Vice President, Abrasives Business Development and International Sales of Continental Commercial Products, LLC, a wholly-owned subsidiary of Katy
		2007 (May) to 2008 (January): Vice President, Field Sales of Continental Commercial Products, LLC
		2005 to 2007 (May): Vice President, International Operations, Katy
		1995 to 2005: President of Glit/Gemtex, Ltd., a wholly-owned subsidiary of Katy

Philip D. Reinkemeyer	43	2005 to Present: Corporate Director of Financial Reporting and Treasurer, Katy
		2002 to 2005: Vice President-Finance, Von Hoffmann Corporation, a major educational textbook printer

James W. Shaffer	55	2008 (October) to Present: Vice President and Chief Financial Officer of Katy

1999 to 2008 (August): Vice President, Angelica Corporation, a provider of textile rental products and services and linen management services to the healthcare industry (Chief Financial Officer: 2004 to 2008 (August); Treasurer: 1999 to 2005 and 2007 to 2008 (August))

During the past five years, none of the individuals listed above has been a party in any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws. In addition, none of the above individuals have been convicted in any criminal proceeding during the past five years, excluding traffic violations and similar misdemeanors.

Share Ownership of Directors and Executive Officers.  The following tables show (i) the number of shares of common stock and (ii) the number of shares of preferred stock beneficially owned by directors and certain executive officers and owned by directors and executive officers as a group. Except as otherwise indicated in the footnotes below, such information is provided as of the Record Date. According to rules adopted by the SEC, a person is the “beneficial owner” of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise; it is, however, unlikely that such options will be exercised because the exercise price is and has been greater than the market price.

COMMON STOCK

				Percent	Percent
				of Class	of Class
				Before	After
	Amount and Nature			Reverse	Reverse
	of Beneficial			Stock	Stock
Name	Ownership	Notes		Split	Split

Christopher W. Anderson	—			—	—
William F. Andrews	9,000	(1)		*	*
Robert M. Baratta	29,935	(1)		*	*
Douglas A. Brady	150,000	(1)		1.9%	1.9%
Daniel B. Carroll	26,400	(1)		*	*
Wallace E. Carroll, Jr.	3,110,149	(1	)(2)	39.0%	40.2%
Edward D. Carter	—			—	—
David C. Cooksey	30,400	(1)		*	*
David J. Feldman	—			—	—
Samuel P. Frieder	—			—	—
Christopher Lacovara	—			—	—
Shant Mardirossian	—			—	—
Joseph E. Mata	20,400	(1)		*	*
Keith Mills	3,000	(1)		*	*
Philip D. Reinkemeyer	20,000	(1)		*	*
James W. Shaffer	—			—	—
All directors and executive officers of Katy as a group (16 persons)	3,399,284	(1	)(2)	41.3%	42.5%

*	Indicates beneficial ownership of 1% or less

CONVERTIBLE PREFERRED STOCK

	Amount and Nature
	of Beneficial		Percent
Name	Ownership	Notes	of Class

Christopher W. Anderson	—	(3)		*
Samuel P. Frieder	—	(3)		*
Christopher Lacovara	—	(3)		*
Shant Mardirossian	—	(3)		*
All directors and executive officers of Katy as a group (4 persons)	—	(3)		*

*	Indicates beneficial ownership of 1% or less

(1)	Includes options to acquire the following number of shares within 60 days:

William F. Andrews	4,000
Robert M. Baratta	18,000
Douglas A. Brady	150,000
Daniel B. Carroll	21,000
Wallace E. Carroll, Jr.	21,000
David C. Cooksey	30,000
Joseph E. Mata	20,000
Keith Mills	3,000
Philip D. Reinkemeyer	20,000

(2)	Includes shares deemed beneficially owned by Wallace E. Carroll, Jr. in his capacity as trustee of certain trusts for the benefit of members of the Carroll Family (see notes (1) and (2) under “Security Ownership of Certain Beneficial Owners” of annual Proxy Statement).

(3)	Christopher W. Anderson, Samuel P. Frieder, Christopher Lacovara, and Shant Mardirossian have membership interests in Kohlberg Management IV, L.L.C., a Delaware limited liability company (“KMIV”). KMIV is the general partner of several entities with ownership interests in KKTY Holding Company, which currently owns 1,131,551 shares of the Company’s convertible preferred stock, which is convertible into 18,859,183 shares of the Company’s common stock. The preferred stock, at the option of the holder, is convertible upon the earlier of June 28, 2006 or the occurrence of certain fundamental changes in Katy. Through December 31, 2004 (except under certain circumstances) the holders of the convertible preferred stock were entitled to a paid-in-kind (“PIK”) stock dividend. KKTY Holding Company is controlled by several entities, which have KMIV as their general partner. Each of Messrs. Anderson, Frieder, Lacovara, and Mardirossian disclaim beneficial ownership of these securities.

Owners of 5% or More of the Katy Shares.  The following table sets forth certain information regarding the only persons known to Katy to beneficially own more than five percent of the outstanding Katy shares as of September 19, 2008 and the anticipated ownership percentage after the Reverse Stock Split:

			Percent	Percent
			of Class	of Class
Name and Address	Amount and Nature of		Before	After
of Beneficial Owner	Beneficial Ownership	Notes	Split	Split

Wallace E. Carroll, Jr.	3,110,149	(1)	39.0%	40.2%
and the WEC Jr. Trusts c/o CRL, Inc. 7505 Village Square Drive, Suite 200 Castle Rock, CO 80104
Amelia M. Carroll	3,110,149	(2)	39.0%	40.2%
and the WEC Jr. Trusts c/o CRL, Inc. 7505 Village Square Drive, Suite 200 Castle Rock, CO 80104
Dimensional Fund Advisors, LP	429,518	(3)	5.4%	5.6%
1299 Ocean Avenue 11th Floor Santa Monica, CA 90401
Gabelli Funds, LLC, GAMCO Asset	1,848,573	(4)	23.2%	24.0%
Management Inc., MJG Associates, Inc., Gabelli Advisers, Inc. One Corporate Center Rye, NY 10580-1435

Supplemental Disclosure Regarding
Convertible Preferred Stock

KKTY Holding Company, L.L.C. 111 Radio Circle Mount Kisco, NY 10549	*	(5)	*	*

(1)	Wallace E. Carroll, Jr. directly holds 171,839 shares and options to acquire 21,000 shares. He is a trustee of trusts for his and his descendants’ benefit (the “WEC Jr. Trusts”) which collectively hold 804,635 shares. He and certain of the WEC Jr. Trusts own all the outstanding shares of CRL, Inc. which holds 2,071,036 shares. He is also a trustee of the Wallace Foundation which holds 32,910 shares. Wallace E. Carroll, Jr. also beneficially owns 8,729 shares directly owned by his wife, Amelia M. Carroll. Amounts shown for Wallace E. Carroll, Jr. and Amelia M. Carroll reflect multiple counting of shares where more than one of them is a trustee of a particular trust and is required to report beneficial ownership of shares that these trusts hold.

(2)	Amelia M. Carroll holds 8,729 shares directly. She is a trustee of the WEC Jr. Trusts which collectively own 804,635 shares, and the Wallace Foundation which holds 32,910 shares. Wallace E. Carroll, Jr., her husband, and certain of the WEC Jr. Trusts, of which she is a trustee, own all the outstanding shares of CRL, Inc., which holds 2,071,036 shares. Amelia M. Carroll also beneficially owns 171,839 shares and options to acquire 21,000 shares directly owned by her husband. Amounts shown for Amelia M. Carroll and Wallace E. Carroll, Jr. reflect multiple counting of shares where more than one of them is a trustee of a particular trust and is required to report beneficial ownership of shares that these trusts hold.

(3)	Information obtained from Schedule 13G dated December 31, 2007 filed by Dimensional Fund Advisors LP for the calendar year 2007.

(4)	Information obtained from Schedule 13D dated December 27, 2007, filed by GAMCO Investors, Inc. (“GBL”). That Schedule 13D was filed by Mario Gabelli and various entities which he directly or indirectly controlled or for which he acted as chief investment officer. The reporting persons beneficially owning the stock shown in the chart are as follows: Gabelli Funds, LLC (“Gabelli Funds”) 570,390 shares, GAMCO Asset Management Inc. (“GAMCO”) 1,084,183 shares, MJG Associates, Inc. (“MJG”) 100,000 shares, and Gabelli Advisers, Inc. (“Gabelli Advisers”) 94,000 shares. Mario Gabelli, GBL and GGCP, Inc. (“GGCP”) are all deemed to have beneficial ownership of the securities owned beneficially by each of these persons. Each of the reporting persons has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the securities reported for it, except that (i) GAMCO does not have the authority to vote 15,000 of the reported shares, and (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares of Katy held by the funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in Katy, and, in that event, the proxy voting committee of each fund shall vote that funds shares, (iii) the proxy voting committee of each fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli, GBL and GGCP is indirect with respect to securities beneficially owned directly by other reporting persons.

(5)	KKTY Holding Company, L.L.C., a Delaware limited liability company, currently owns 1,131,551 shares of the Company’s convertible preferred stock, which is convertible into 18,859,183 shares of the Company’s common stock. The preferred stock, at the option of the holder, is convertible upon the earlier of June 28, 2006 or the occurrence of certain fundamental changes in Katy. Until December 31, 2004 (except under certain circumstances), the holders of the convertible preferred stock were entitled to a paid-in-kind (“PIK”) stock dividend. KKTY Holding Company is controlled by several entities, which have Kohlberg Management IV, L.L.C., a Delaware limited liability company (“KMIV”), as their general partner. Christopher W. Anderson, Samuel P. Frieder, Christopher Lacovara, and Shant Mardirossian, all of whom are members of the Board of Directors of Katy, are members of KMIV. Each of Messrs. Anderson, Frieder, Lacovara, and Mardirossian disclaim beneficial ownership of these securities for purposes of Section 16 of the Exchange Act and any other purpose. If the preferred shares were converted into common stock, based upon the ownership level of convertible preferred stock on the Record Date, the disclosed percentage ownerships of the Katy common stock in the above table would change as follows:

		Ownership
	Ownership	Percentage Upon
	Percentage Upon	Conversion After
Name of Beneficial Owner	Conversion	Split

Wallace E. Carroll, Jr.	11.6%	11.7%
Amelia M. Carroll	11.6%	11.7%
Dimensional Fund Advisors, Inc	1.6%	1.6%
Gabelli Funds, GAMCO, MJG, Gabelli Advisers	6.9%	7.0%
KKTY Holding Company, L.L.C.	70.3%	71.0%

Material United States Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences relevant to holders of Katy shares subject to the Reverse Stock Split. This summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. There can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to such consequences.

This summary deals only with beneficial owners of Katy shares who hold such shares as “capital assets” within the meaning of Section 1221 of the Code. This summary does not deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or special status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as banks, financial institutions, tax-exempt organizations, S corporations, partnerships or other pass-through entities, insurance companies, broker-dealers, dealers or traders in securities or currencies, certain U.S. expatriates or former long-term residents of the United States, taxpayers subject to the alternative minimum tax, individual retirement accounts or other tax-deferred accounts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, insurance companies, real estate investment trusts, regulated investment companies, persons that hold Katy shares as a position in a “straddle,” or as part of a synthetic security or “hedge,” “conversion transaction,” “constructive sale” or other integrated investment, or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar or Non-U.S. holders (as defined below), except to the extent described below. Moreover, it does not discuss the effect of any other U.S. federal tax laws (such as estate and gift tax laws) or applicable state, local or foreign tax laws.

As used herein, a “U.S. Holder,” means a beneficial owner of Katy shares that is, for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States, (2) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if either (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions or (b) it has a valid election in effect to be treated as a United States person. A “Non-U.S. Holder” means a beneficial owner of Katy shares that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If an entity that is classified as a partnership for U.S. federal income tax purposes is a beneficial owner of Katy shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding Katy shares through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.

THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE TAX ADVICE. INVESTORS CONSIDERING THE REVERSE STOCK SPLIT SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME

TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Characterization of the Reverse Stock Split for Katy Shareholders Not Receiving Cash.  If you receive no cash as a result of the Reverse Stock Split, you will not recognize any gain or loss on the Reverse Stock Split, and you will have the same adjusted tax basis and holding period in your Katy shares as you had in such shares immediately prior to the Reverse Stock Split.

Characterization of the Exchange of Katy Shares for Cash.  If you receive cash in exchange for Katy shares as a result of the Reverse Stock Split, this will be a taxable transaction for U.S. federal income tax purposes. Under the stock redemption rules of Section 302 of the Code, this exchange of fractional shares for cash will be treated as a “sale or exchange” of the shares if the exchange: (a) results in a “complete redemption” of the shareholder’s stock in us, (b) is “substantially disproportionate” with respect to the shareholder, or (c) is “not essentially equivalent to a dividend” with respect to the shareholder. If none of these three tests (referred to as the Section 302 tests) is met, such exchange will be treated as a distribution (which we expect to be taxable as a return of capital and capital gain, unless we have current year earnings and profits for tax purposes, in which case the distribution may be taxable as dividend) by us to the shareholder. Each of the Section 302 tests is described in more detail below.

Constructive Ownership of Stock.  In determining whether any of the Section 302 tests is satisfied, a shareholder must take into account both shares actually owned by such shareholder and any shares considered as owned by such shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code. Under these rules, a shareholder generally will be considered to own shares which the shareholder has the right to acquire by the exercise of an option or warrant or by conversion or exchange of a security. A shareholder generally will also be considered to own any shares that are owned (and, in some cases, constructively owned) by some members of the shareholder’s family and by some entities (such as corporations, partnerships, trusts and estates) in which the shareholder, a member of the shareholder’s family or a related entity has an interest.

Treatment as a Sale or Exchange.  If any of the Section 302 tests is satisfied with respect to a shareholder, and the exchange is therefore treated as a “sale or exchange” of the Katy shares for United States federal income tax purposes, the shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder and the shareholder’s tax basis in the exchanged Katy shares. Gain or loss must be calculated separately with respect to each block of shares. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. Certain limitations apply to the deductibility of capital losses.

Treatment as a Dividend.  If none of the Section 302 tests is satisfied with respect to a shareholder, the shareholder will be treated as having received a distribution in an amount equal to the amount of cash received by the shareholder. Because we anticipate that we will have no current year or accumulated earnings and profits for tax purposes, no amounts treated as a distribution should be taxable as a dividend. Instead, any cash received should be treated first as a non-taxable return of capital to the extent of the shareholder’s basis and, thereafter, as a capital gain. If, contrary to our expectations, we have current year earnings and profits for tax purposes, the distribution will be taxable as a dividend to the extent of our available current year earnings and profits and any cash received in excess of our available current year earnings and profits will be treated first as a non-taxable return of capital to the extent of the shareholder’s basis and, thereafter, as a capital gain. For certain U.S. individual shareholders, dividend income is currently taxed for federal income tax purposes at the same rate as net long-term capital gain. To the extent that the exchange of shares for cash in connection with the Reverse Stock Split is treated as the receipt by the shareholder of a dividend, the shareholder’s tax basis in the shares exchanged will be added to the tax basis of any shares retained by such shareholder.

Special Rules for Corporate Shareholders.  A corporate shareholder that does not satisfy any of the Section 302 tests and that is treated as receiving a dividend as a result of exchanging shares for cash in connection with the Reverse Stock Split may be eligible for the dividends received deduction. The dividends received deduction is subject to certain limitations. In addition, since not all shareholders will be exchanging the same proportionate interest in their shares, any amount received by a corporate shareholder that is treated as a dividend will constitute an “extraordinary dividend” under Section 1059 of the Code, which will result in the reduction of tax basis in the shareholder’s shares or in gain recognition. Corporate shareholders should consult their tax advisors as to the tax consequences of dividend treatment in their particular circumstances.

Section 302 Tests.  One of the following tests must be satisfied with respect to a shareholder in order for the exchange of shares by such shareholder for cash pursuant to the Reverse Stock Split to be treated as a sale or exchange for U.S. federal income tax purposes:

•	Complete Termination. An exchange of shares for cash in connection with the Reverse Stock Split will result in a “complete termination” of a shareholder’s interest in us if, in connection with the Reverse Stock Split, either (i) all of the shares actually and constructively owned by the shareholder are exchanged for cash, or (ii) all of the shares actually owned by the shareholder are exchanged for cash and, with respect to constructively owned shares, the shareholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. Shareholders in this position should consult their tax advisors as to the availability of, and procedures and conditions for electing, this waiver.

•	Substantially Disproportionate. The exchange of shares for cash in connection with the Reverse Stock Split will be “substantially disproportionate” with respect to a shareholder if, among other things, after the exchange (i.e., treating all shares exchanged for cash in connection with the Reverse Stock Split as no longer outstanding shares), (i) the shareholder’s percentage ownership of voting shares is less than 80% of the shareholder’s percentage ownership of voting shares before the exchange of shares for cash in connection with the Reverse Stock Split (i.e., treating all shares exchanged for cash in connection with the Reverse Stock Split as outstanding shares) and (ii) the shareholder owns less than 50 percent of the total combined voting power of all classes of stock immediately after the exchange. For the purpose of these percentage ownership tests, a shareholder will be considered as owning shares owned directly as well as indirectly through application of the constructive ownership rules described above.

•	Not Essentially Equivalent to a Dividend. In order for the exchange of shares by a shareholder in connection with the Reverse Stock Split to qualify as “not essentially equivalent to a dividend” the shareholder must experience a “meaningful reduction” in his proportionate interest in us as a result of the exchange, taking into account the constructive ownership rules. Whether the sale by a shareholder pursuant to the offer will result in a “meaningful reduction” of the shareholder’s proportionate interest will depend on the shareholder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder (for example, less than 1%) in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” Shareholders should consult their own tax advisors regarding the application of this test to their particular circumstances.

Each shareholder is urged to consult his or her own tax advisor as to the application of the Section 302 tests to his or her particular circumstances.

Non-U.S. Holders.  The United States federal income tax rules governing Non-U.S. Holders are complex and the following is only a limited summary of some general rules applicable to certain Non-U.S. Holders. All Non-U.S. Holders should consult their own tax advisors regarding the United States federal, state and local tax consequences, including tax reporting requirements, of the exchange of shares for cash in connection with the Reverse Stock Split. As described in “Material United States Federal Income Tax Consequences — Federal Income Tax Withholding” below, the depositary will withhold 30% of any gross payments made to a Non-U.S. Holder pursuant to the Reverse Stock Split unless a reduced rate of withholding or an exemption from withholding is applicable.

If a Non-U.S. Holder’s exchange of shares for cash in connection with the Reverse Stock Split is characterized as a sale or exchange, rather than as a dividend, the shareholder generally will not be subject to United States federal income tax on such exchange unless:

(i) in the case of a nonresident alien individual, the individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

(ii) the gain is effectively connected with a United States trade or business or, if certain tax treaties apply, the gain is attributable to a permanent establishment maintained by the shareholder in the United States.

If exception (i) above applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition of the shares. If exception (ii) applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a United States person, unless otherwise provided in an applicable income tax treaty, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

If a Non-U.S. Holder is not subject to United States federal income tax, the shareholder may be entitled to a refund of the tax withheld by the depositary. Non-U.S. Holders should consult their own tax advisors regarding the possibility of obtaining a refund.

If a Non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-U.S. Holder will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or as capital gain will be determined in the manner described above (See “Material United States Federal Income Tax Consequences — Treatment as a Dividend”).

Federal Income Tax Withholding.  To prevent backup federal income tax withholding equal to 28% of the gross payments payable in connection with the exchange of shares for cash pursuant to the Reverse Stock Split, each shareholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must provide the depositary with the shareholder’s correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal. If a shareholder properly certifies that such shareholder is awaiting a taxpayer identification number, 28% of any payment during the 60-day period following the date of the Substitute Form W-9 will be retained by the depositary and, if the shareholder properly furnishes his or her taxpayer identification number within that 60-day period, the depositary will remit the amount retained to such shareholder and will not withhold amounts from future payments under the backup withholding rules. If the shareholder does not properly furnish his or her taxpayer identification number within that 60-day period, the amount retained will be remitted to the IRS as backup withholding and backup withholding will apply to future payments.

The depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder unless the depositary and we determine that an exemption is available. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming a reduction in or exemption from such tax under the applicable income tax treaty provides through the third party withholding agent a properly completed IRS Form W-8BEN (or suitable successor form claiming the benefit of the applicable tax treaty). Alternatively, an exemption applies if the gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder and the Non-U.S. Holder provides an appropriate statement to that effect on a properly completed IRS Form W-8ECI (or suitable successor or substitute form).

Information Reporting.  Information statements will be provided to shareholders whose shares are exchanged for cash in connection with the Reverse Stock Split and to the IRS, reporting the payment of the total purchase price (except with respect to shareholders that are exempt from the information reporting rules, such as corporations).

Unavailability of Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available under Delaware Law to holders of Katy shares who do not vote in favor of the Reverse Stock Split.

Accounting Treatment

On the Effective Date of the Reverse Stock Split, the Company will (i) change the number of authorized shares of Katy common stock by dividing the total authorized shares by 500, (ii) change the par value of Katy common stock by multiplying the current par value by 500, and (iii) change the number of issued and outstanding common shares of Katy by dividing the total issued and outstanding common shares by 500 and paying cash in lieu of any resulting fractional shares. The Company anticipates accounting for the repurchased shares as treasury shares, thus increasing the amount reflected as treasury stock. The stated capital and additional paid-in capital dollar amounts will not change. The loss per share of common stock and book value per share of common stock will increase as a result of there being fewer shares of our common stock outstanding. We do not anticipate that any other material accounting consequence would arise as a result of the Reverse Stock Split.

Share Certificates

We have engaged the Exchange Agent to carry out the exchange of share certificates held by Cashed Out Holders for cash and for any other holders of fractional shares for cash. On the Effective Date, all share certificates evidencing ownership of Katy shares held by Cashed Out Holders shall be deemed cancelled without further action by either the Cashed Out Holders or Katy. Thereafter, such certificates, rather than representing an ownership interest in Katy, will represent only the right to receive cash in the amount of $2.00 per Katy share upon their surrender. The shares acquired by Katy in connection with the Reverse Stock Split will be held in Katy’s treasury.

In connection with the Reverse Stock Split, Katy shares will be assigned a new CUSIP number. As a result, the share certificates held by Continuing Holders will be exchanged for new certificates bearing the new CUSIP number. After the Effective Date, share certificates held by Continuing Holders will represent the right to receive (i) a new share certificate with the new CUSIP number representing one share for each 500 shares outstanding prior to the Reverse Stock Split, and (ii) in lieu of any fractional shares of less than a whole share following the Reverse Stock Split, $2.00 in cash, without interest, for each share held immediately before the Reverse Stock Split that results in the fraction.

The Exchange Agent will furnish to you the necessary materials and instructions to surrender your Katy share certificate(s) promptly following the Effective Date. The letter of transmittal will explain how the certificates are to be surrendered for either cash or a new certificate. You must complete and sign the letter of transmittal and return it with your certificate(s) to the Exchange Agent as instructed before you can receive the cash payment or new certificate(s). DO NOT SEND YOUR CERTIFICATES TO US AND DO NOT SEND THEM TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED A TRANSMITTAL LETTER AND FOLLOWED THE INSTRUCTIONS THEREIN.

No service charges will be payable by shareholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares. Katy will pay all administrative expenses of the Reverse Stock Split.

Termination of Reverse Stock Split

Under applicable Delaware Law, the Board of Directors has a duty to act in the best interest of the Company’s stockholders. Accordingly, the Board of Directors reserves the right to abandon the Reverse Stock Split, if for any reason the Board of Directors determines that, in the best interest of the Company’s stockholders, it is not advisable to proceed with the Reverse Stock Split, even assuming the stockholders approve the transaction by vote. Although the Board of Directors presently believes that the Reverse Stock Split is in Katy’s best interests and has recommended a vote for the Reverse Stock Split, the Board of Directors nonetheless believes that it is prudent to recognize that circumstances could possibly change prior to the Special Meeting such that it might not be appropriate or desirable to effect the Reverse Stock Split at that time. Such reasons include, but are not limited to:

•	Any change in the nature of the Katy’s shareholdings prior to the Effective Date which would result in us being unable to reduce the number of record holders of Katy shares to below 300 as a result of the Reverse Stock Split;

•	Any change in the number of our record holders that would enable us to deregister the Katy shares under the Exchange Act without effecting the Reverse Stock Split;

•	Any change in the number of Katy shares that will be exchanged for cash in connection with the Reverse Stock Split that would increase the cost and expense of the Reverse Stock Split from that which is currently anticipated; or

•	Any adverse change in our financial condition that would render the Reverse Stock Split inadvisable.

If the Board of Directors decides to withdraw the Reverse Stock Split from the agenda of the Special Meeting, the Board of Directors will promptly notify our stockholders of the decision by mail and by announcement at the Special Meeting.

Unclaimed Property Laws

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Cashed Out Holders who do not return their share certificates and request payment of the Cash Out Price or Continuing Holders who do not request payment for any fractional shares they may hold following the Reverse Stock Split generally will have a period of time from the Effective Date in which to claim from the Company the cash payment to which they are entitled. States may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it, or (ii) escheat of such property to the state. The “holding period” or the time period which must elapse before the property is deemed to be abandoned may vary by state. If we do not have an address for the holder of record of the shares, then unclaimed cash out payments would be turned over to our state of incorporation, the State of Delaware, in accordance with its escheat laws.

Regulatory Approvals

Katy is not aware of any material governmental or regulatory approval required for completion of the Reverse Stock Split, other than compliance with the relevant federal and state securities laws and Delaware corporate laws.

OPINION OF VALUATION RESEARCH COMPANY

The Board of Directors retained VRC to provide the Fairness Opinion. On September 25, 2008, VRC delivered the Fairness Opinion to the Board of Directors. The Fairness Opinion states that, based upon and subject to the factors and assumptions set forth therein, as of September 19, 2008, the Cash Out Price is fair, from a financial point of view, to the Company’s common stockholders. VRC also presented to the Board of Directors a summary of the analyses described below.

THE FULL TEXT OF THE FAIRNESS OPINION IS ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY. THE FAIRNESS OPINION IS ALSO AVAILABLE FOR INSPECTION AND COPYING AT KATY’S PRINCIPAL EXECUTIVE OFFICES LOCATED AT 305 ROCK INDUSTRIAL PARK DRIVE, BRIDGETON, MISSOURI 63044.

The Board of Directors selected VRC as its financial advisor because it is a recognized financial advisory firm that has substantial experience and is knowledgeable and familiar with the operations of Katy and its business. As part of its business, VRC regularly engages in the valuation of businesses and securities in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, financings, and financial and tax reporting matters.

VRC has served as consultant to Katy in the past, performing a valuation analysis of the Company’s subsidiary, Gemtex, Ltd., in connection with the transfer of ownership of that subsidiary to another Katy entity. VRC was paid $15,000 for that valuation analysis.

In rendering the Fairness Opinion, VRC conducted such reviews, analyses and inquiries they deemed appropriate under the circumstances. Among other things, VRC:

•	Reviewed publicly available information concerning the Company, including its Forms 10-K for the fiscal years ended December 31, 2004 through 2007 and its Forms 10-Q for the first and second quarters of fiscal years 2007 and 2008;

•	Reviewed various internal monthly financial statement reports of the Company since December 2007 including the most recent report for July 2008;

•	Reviewed the Company’s financial projections for fiscal years 2008 through 2012 and the material assumptions associated therewith for each of the Best Case Plan, the Most Likely Case Plan and the Stable Case Plan (as such plans have been labeled in the materials provided to VRC);

•	Reviewed the confidential information memorandum for Continental Commercial Products dated June 2007;

•	Reviewed the restated certificate of incorporation of the Company which was filed with the SEC on July 13, 2001;

•	Reviewed the industry in which the Company operates, which included a review of (i) certain publicly traded companies deemed comparable to Katy and (ii) certain mergers and acquisitions involving businesses deemed comparable to Katy’s;

•	Had discussions with certain members of Katy’s management team with respect to the past, present, and future operating and financial conditions of Katy, among other subjects;

•	Performed discounted cash flow analyses based on Katy’s forecast;

•	Reviewed historical stock prices for the Company;

•	Reviewed the internally prepared monthly orders, broken down by each division, of Katy for fiscal year 2007;

•	Reviewed publicly available information regarding the financial terms of certain transactions that are comparable, in whole or in part, to the Reverse Stock Split;

•	Developed indications of value for Katy using generally accepted valuation methodology; and

•	Conducted such other reviews, analyses and inquiries and considered such other economic, industry, market, financial, and other information and data deemed appropriate by VRC.

VRC relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to VRC, discussed with or reviewed by VRC, or publicly available, and does not assume any responsibility with respect to the accuracy or completeness of such data, material and other information. In addition, management of Katy has advised VRC, and VRC has assumed, that the financial forecasts and projections have been reasonably and prudently prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial results and conditions of the Company, and VRC expresses no opinion with respect to such forecasts and projections or the assumptions on which they are based.

VRC has not been requested to make, and has not made, any independent evaluation of the Company’s solvency or creditworthiness, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party, nor was VRC provided with any such appraisal or evaluation. VRC expresses no opinion regarding the liquidation value of any entity. Furthermore, VRC has undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party, or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party, or is or may be subject.

VRC has relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to VRC, and that there are no facts or other information that would make any of the information reviewed by VRC incomplete or misleading. VRC has further assumed that there will be no subsequent events that could materially affect the conclusions set forth in the Fairness Opinion. Such subsequent events include, without limitation, adverse changes in industry or market conditions; changes to the business, financial condition and results of operations of the Company; changes in the terms of the Reverse Stock Split; and the failure to consummate the Reverse Stock Split within a reasonable period of time.

VRC has relied upon and assumed, without independent verification, that (a) the Reverse Stock Split will be consummated on the same terms as described by management, (b) all conditions to the consummation of the Reverse Stock Split will be satisfied within a reasonable period of time without waiver thereof, and (c) the Reverse Stock Split will be consummated in a timely manner in accordance with the terms described to us, without any amendments or modifications thereto or any adjustment to the Cash Out Price.

The Fairness Opinion is necessarily based on economic, financial, industry, market and other conditions as in effect on, and the information made available to VRC as of, September 19, 2008. Except as set forth in the engagement letter, VRC has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw the Fairness Opinion, or otherwise comment on or consider events occurring after September 19, 2008. The Fairness Opinion is solely for the Company’s Board of Directors and the stockholders of the Company. VRC has not been requested to opine in the Fairness Opinion as to, and the Fairness Opinion does not address, (i) the underlying business decision of the Company’s management, the Company, its security holders or any other party to proceed with or effect the Reverse Stock Split, (ii) the fairness of any portion or aspect of the Reverse Stock Split not expressly addressed in the Opinion, (iii) the fairness of any portion or aspect of the Reverse Stock Split to the holders of any class of securities, creditors or other constituencies of the Company or any other party other than those set forth in the Opinion, (iv) the relative merits of the Reverse Stock Split as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transactions in which the Company, or any other party might engage, (v) the legal, tax or financial reporting consequences of the Reverse Stock Split to either the Company, its respective security holders, or any other party, or (vi) the solvency or fair value of the Company or any other participant in the Reverse Stock Split under any applicable laws relating to bankruptcy, insolvency or similar matters.

In addition, VRC expresses no opinion or recommendation as to how any shareholder or member of the Board of Directors should vote or act in connection with the Reverse Stock Split.

VRC has not been involved in the structuring, documentation or negotiation of the Reverse Stock Split and has not, other than through the delivery of the Fairness Opinion and VRC’s review and analysis undertaken in connection therewith as described herein, provided any financial advisory or investment banking services to the Company related to or associated with the Reverse Stock Split.

VRC’s opinion does not include any considerations concerning strategic, operating and financial synergies that may result from the Reverse Stock Split.

VRC’s fees and expenses for the work associated with the Fairness Opinion are not contingent on the consummation of the Reverse Stock Split or any matters related to or associated therewith.

The following is a summary of the material financial analyses performed by VRC in connection with the preparation of the Fairness Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses VRC employed in reaching its conclusions. The order of analyses described does not represent relative importance or weight given to those analyses by VRC. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of VRC’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 19, 2008, and is not necessarily indicative of current market conditions.

Comparable Public Companies Method.  A Comparable Public Companies analysis determines the value of the Company based on relative valuation metrics observed from publicly traded companies which VRC believed to be reasonably similar to certain operations of Katy. VRC derived indication for the Company’s value by applying a multiple to forecasted EBITDA under various scenarios prepared by Company management known as the Stable Case, Most Likely Case and Best Case. Two factors led VRC to use Katy’s projected EBITDA in the analysis: first, the downturn in U.S. economy and softness in food services and building industries have led to Katy generating negative EBITDA during the latest twelve months (a negative EBITDA being meaningless in a market multiple analysis) and second, Katy’s plan to discontinue its consumer business line in fiscal 2009. For these reasons, VRC considered only indications of enterprise value using projected EBITDA figures for fiscal years 2009 and 2010. VRC selected the public companies based on the following criteria: (i) manufacturer and/or distributor of plastics, abrasive and cleaning products, (ii) positive EBITDA, and (iii) reasonable financial information available. VRC believed that the selected public companies have certain business operations, financial characteristics and fundamental economic and industry drivers that provide a reasonable basis for comparison to Katy for valuation purposes. VRC applied these multiples to the Company’s projections and determined an Implied Enterprise Value of $12.1 million to $17.4 million under the Stable Case, $17.8 million to $30.6 million under the Most Likely Case and $23.7 million to $62.0 million under the Best Case scenarios. In calculating the range of implied per share values for the Company, VRC considered the impact of deducting the liquidation value of the preferred stock of $113.2 million on the Implied Total Equity Value, as well as the impact of assuming that all of the preferred stock was converted into common stock. VRC noted that deducting the liquidation value of the preferred stock resulted in no remaining value for the common stockholders. In addition, VRC considered the impact on the range of per share equity values (assuming all of the preferred stock had converted into common shares) resulting from incrementally deducting (i) the net debt of $13.7 million and (ii) the recorded amount of contingent liabilities on the June 30, 2008 balance sheet of $14.5 million. When both amounts were deducted from the Implied Enterprise Value of the Company, the Implied Total Equity Value of the Company was found to be within a range of $0 to $33.7 million. When divided by the number of shares of the Company on a fully diluted basis (including the conversion of the preferred stock), VRC found the Implied Total Equity Value of the Company to be within a range of $0.00 to $1.26 per share using the Comparable Public Companies analysis.

Comparable Companies Analysis (in millions)

				NFY+1		NFY+1	NFY+1	NFY+1
Comparable		Enterprise	NFY+1	Sales	NFY+1	EBITDA	EBITDA	EBITDA
Companies	Ticker	Value	Sales	Growth	EBITDA	Growth	Margin	Multiple

3 M Company	MMM	$54,202.0	$29,165.0	4.2%	$7,815.0	5.6%	26.8%	6.9	x
Newell Rubbermaid Inc	NWL	$8,086.3	$7,274.5	8.7%	$1,108.5	16.4%	15.2%	7.3	x
MSC Industrial Direct	MSM	$3,329.2	$2,045.0	10.7%	$406.5	11.5%	19.9%	8.2	x
Ecolab Inc	ECL	$13,446.7	$7,036.0	6.7%	$1,323.0	10.8%	18.8%	10.2	x

Min		$3,329.2	$2,045.0	4.2%	$406.5	5.6%	15.2%	6.9	x
Median		$10,766.5	$7,155.3	7.7%	$1,215.8	11.2%	19.3%	7.7	x
Mean		$19,766.1	$11,380.1	7.6%	$2,663.3	11.1%	20.2%	8.1	x
Max		$54,202.0	$29,165.0	10.7%	$7,815.0	16.4%	26.8%	10.2	x

KATY Industries Inc.	KATY
— Stable Case			$180.0	0.4%	$2.9	43.7%	1.6%
— Most Likely Case			$184.7	2.9%	$5.1	71.8%	2.8%
— Best Case			$199.8	11.4%	$10.3	161.9%	5.2%

•	NFY +1= Next fiscal year plus one(fiscal year) 2010.

•	Sources: SEC filings, company reports, Bloomberg, and FactSet

•	VRC primarily selected the comparable public companies based on the following criteria: (i) manufacturer and/or distributor of plastics, abrasive and cleaning products (ii) positive EBITDA and (iii) reasonable financial information available. VRC believes that the selected comparable public companies have certain business operations, financial characteristics and fundamental economic and industry drivers that provide a reasonable basis for comparison to KATY for valuation purposes.

•	VRC has adjusted historical amounts for nonrecurring & unusual items, acquisitions, divestitures and other events where it was deemed appropriate.

•	Due to the inherent differences between the businesses, operations and prospects of KATY and the businesses, operations and prospects of each of the selected comparable companies, VRC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results derived for the comparable companies and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of KATY versus the comparable companies.

No company or business used in this analysis is identical to Katy or its business. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments to which Katy was compared.

Comparable Transactions Method.  A Comparable Transactions analysis determines the value of the Company based on relative valuation metrics observed for acquisitions of comparable businesses. VRC derived indications for the Company’s value by applying a multiple to both full year 2007 EBITDA results as well as forecasted EBITDA under various scenarios known as the Stable Case, Most Likely Case and Best Case as provided by management. As acquisition multiples for Comparable Transactions are typically reported on an LTM (Latest Twelve Months) basis, VRC gave some consideration to 2007 EBITDA results as well as forecasted 2008 results. LTM results were not considered due to the Company reporting negative EBITDA results. VRC analyzed ten transactions believed to be a representative sample of transactions involving acquisitions of companies involved in or in the plastics, abrasive or cleaning supplies manufacturing industry. VRC believed that the acquired companies have certain business operations, financial characteristics and fundamental economic and industry drivers that provide a reasonable basis for comparison to Katy for valuation purposes. VRC applied these multiples to the Company’s 2007 results and 2009 projections and determined an Implied Enterprise Value of $15.3 million to $17.4 million based on 2007 results, $14.1 million to $16.1 million under the Stable Case, $20.8 million to $23.7 million under the Most Likely Case and $27.6 million to $31.5 million under the Best Case scenarios. In calculating the range of implied per share values for the Company, VRC considered the impact of deducting the liquidation value of the preferred stock of $113.2 million on the Implied Total Equity Value, as well as the impact of assuming that all of the preferred stock was converted into common stock. VRC noted that deducting the liquidation value of the preferred stock resulted in no remaining value for the common stockholders. In addition, VRC considered the impact on the range of per share equity values (assuming all of the preferred stock had converted into common shares) resulting from incrementally deducting (i) the net debt of $13.7 million and (ii) the recorded amount of contingent liabilities on the June 30, 2008 balance sheet of $14.5 million. When both amounts were deducted from the Implied Enterprise Value of the Company, the Implied Total Equity Value of the Company was found to be within a range of $0 to $3.3 million. When divided by the number of shares of the Company on a fully diluted basis (including the conversion of the preferred stock), VRC found the Implied Total Equity Value of the Company to be within a range of $0.00 to $0.12 per share using the Comparable Transactions analysis.

Comparable Transactions Analysis (in millions)

					Target Data			Multiples
			Announce	Enterprise	LTM	LTM	EBITDA	EV/
Acquirer	Target	Target Description	Date	Value	Sales	EBITDA	Margin	EBITDA

Lime Rock Management LP/Thompson Street Capital Managers LLC	Industrial Rubber Products, Inc.	Designs and produces protective materials, products, and equipment	08/19/2008	$90.1	$55.0	$14.0	25.4%	6.5	x
Southwest JLK Corp.	Industrial Distribution Group, Inc.	Distributes a full line of industrial maintenance, repair, operating, and production products	04/07/2008	$126.2	$529.6	$8.5	1.6%	14.8	x
Pacific Sands, Inc.	Natural Choices Home Safe Products LLC	Manufactures household cleaning products	01/29/2008	$0.9	$0.7	$0.1	9.7%	13.8	x
Castle Harlan, Inc.	Nylex Ltd.	Manufactures and markets consumer and industrial products	11/23/2007	$179.1	$261.7	$32.8	12.5%	5.5	x
Proventec PLC	Contico Manufacturing Ltd.	Manufactures and distributes plastic cleaning products	06/07/2007	$10.6	$16.0	$1.0	6.3%	10.6	x

					Target Data			Multiples
			Announce	Enterprise	LTM	LTM	EBITDA	EV/
Acquirer	Target	Target Description	Date	Value	Sales	EBITDA	Margin	EBITDA

Goldman Sachs Group, Inc.	Myers Industries, Inc.	Manufactures polymer and metal products for industrial, commercial, and consumer markets	04/24/2007	$1,059.3	$780.0	$89.3	11.4%	11.9	x
Buckingham Capital LLC	CPAC, Inc.	Manufactures and sells cleaning products	12/26/2006	$43.8	$93.0	$5.9	6.3%	7.4	x
Rotonics Holding Corp.	Rotonics Manufacturing, Inc.	Manufactures plastic containers and related items	08/29/2006	$37.2	$48.1	$5.6	11.6%	6.7	x
Storage Acquisition Co. LLC	Home Products International, Inc.	Markets and manufactures home organization and consumer products	10/29/2004	$149.5	$247.8	$24.5	9.9%	6.1	x
Hako-Werke GmbH	Minuteman International, Inc.	Manufactures and distributes commercial and industrial cleaning equipment	04/05/2004	$55.9	$75.5	$4.6	6.1%	12.1	x

		Min		$0.9	$0.7	$0.1	1.6%	5.5	x
		Median		$73.0	$84.2	$7.2	9.8%	9.0	x
		Mean		$175.3	$210.7	$18.6	10.1%	9.5	x
		Max		$1,059.3	$780.0	$89.3	25.4%	14.8	x

•	Sources: SEC filings, company reports, Bloomberg, MergerStat and FactSet.

•	The selected transactions are believed to be a representative sample of transactions involving acquisitions of plastic/abrasive manufacturing companies. VRC believes that the selected comparable transactions involve target businesses that have certain business operations, financial characteristics and fundamental economic and industry drivers that provide a reasonable basis for comparison to KATY for valuation purposes.

No company, transaction or business used in this analysis is identical to Katy. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Katy was compared.

Discounted Cash Flow.  For this valuation approach, VRC prepared an illustrative discounted cash flow analysis of the Company to determine a range of implied present values of the Company’s common stock. In preparing its discounted cash flow analysis, VRC was provided with a fiscal year 2008 budget prepared by management of the Company, financial forecasts prepared by management for each of the Best Case Plan, the Most Likely Case Plan and the Stable Case Plan (as such plans have been labeled in the materials provided to VRC), other financial information prepared by management relating to material business and operational events, and also had discussions with the Company’s management. VRC used terminal multiples ranging from 6.5x to 7.5x projected 2013 EBITDA to determine a terminal value of the Company. VRC applied a range of discount rates for each case; 14.5% to 15.5% for the Stable Case, 17.5% to 18.5% for the Most Likely Case, and 20.5% to 21.5% for the Best Case. The discount rates used by VRC in this analysis were derived by VRC utilizing professional judgment and experience, based on a weighted average cost of capital analysis. The future cash flows were discounted by the appropriate discount rate used in each Case to determine the present value of those cash flows and the Implied Enterprise Value of the Company. These analyses found the Implied Enterprise Value of the Company to be $20.5 million to $23.9 million under the Stable Case, $37.6 million to $44.5 million under the Most Likely Case and $77.8 million to $92.1 million under the Best Case. In calculating the range of implied per share values for the Company, VRC considered the impact of deducting the liquidation value of the preferred stock of $113.2 million on the Implied Total Equity Value, as well as the impact of assuming that all of the preferred stock was converted into common stock. VRC noted that deducting the liquidation value of the preferred stock resulted in no remaining value for the common stockholders. In addition, VRC considered the impact on the range of per share equity values (assuming all of the preferred stock had converted into common shares) resulting from incrementally deducting, (i) the net debt of $13.7 million and (ii) the recorded amount of contingent liabilities on the June 30, 2008 balance sheet of $14.5 million. When both amounts were deducted from the Implied Enterprise Value of the Company, the Implied Total Equity Value of the Company was found to be within a range of $0 to $63.9 million. When divided by the number of shares of the Company on a fully diluted basis (including the conversion of the preferred stock), VRC found the Implied Total Equity Value of the Company to be within a range of $0.00 to $2.38 per share using the Discounted Cash Flow analysis.

Discounted Cash Flow Analysis — Stable Case (in thousands)

	FYE	Projections					Terminal
Fiscal Year	Dec 2007	Dec 2008	Dec 2009	Dec 2010	Dec 2011	Dec 2012	Year

Net Sales	$187,772	$181,329	$179,391	$180,037	$181,077	$182,417	$184,241

EBITDA		$41	$2,017	$2,898	$3,821	$4,807	$4,855
Depreciation & Amortization		$8,038	$8,036	$7,723	$7,288	$6,854

EBIT		$(7,997)	$(6,019)	$(4,825)	$(3,467)	$(2,046)
EBIT Margin		(4.4)%	(3.4)%	(2.7)%	(1.9)%	(1.1)%

Taxes		$(3,199)	$(2,408)	$(1,930)	$(1,387)	$(819)

Debt Free Net Income		$(4,798)	$(3,611)	$(2,895)	$(2,080)	$(1,228)

Add: Depreciation & Amortization		$8,038	$8,036	$7,723	$7,288	$6,854
Less: Capex		$8,354	$4,854	$3,500	$3,500	$3,500
Less: Change in NWC		$(6,885)	$(244)	$81	$131	$169

Free Cash Flows		$1,771	$(185)	$1,247	$1,577	$1,957

Partial Period Adjustment		0.282	1.000	1.000	1.000	1.000
Mid-Year Convention		0.141	0.782	1.782	2.782	3.782
Present Value Factor		0.980	0.896	0.780	0.678	0.589

Present Value of Free Cash Flows		$489	$(166)	$973	$1,069	$1,153

	FYE	FYE	FYE	FYE	FYE	FYE	Terminal
Assumptions	Dec 2007	Dec 2008	Dec 2009	Dec 2010	Dec 2011	Dec 2012	Year

Net Sales	$187,772	$181,329	$179,391	$180,037	$181,077	$182,417	$184,241
growth %		(3.4)%	(1.1)%	0.4%	0.6%	0.7%	1.0%
EBITDA margin		0.0%	1.1%	1.6%	2.1%	2.6%	2.6%
Depreciation & Amortization		4.4%	4.5%	4.3%	4.0%	3.8%
CapEx		4.6%	2.7%	1.9%	1.9%	1.9%
Working Capital	15.8%	12.6%	12.6%	12.6%	12.6%	12.6%

Long term growth rate	1.0%
Income Taxes	40.0%
Discount Rate[1]	15.0%

[1]:	Based on growth expectations that were lower than the Most Likely Case and modest margin improvements, it was VRC’s opinion that the Stable Case was less risky than the Most Likely Case and accordingly adjusted the discount rate below the industry Weighted Average Cost of Capital (WACC).

Residual Value Calculations - Exit Multiple

Terminal Year EBITDA	$4,855
Exit Multiple Selected	7.0	x
Terminal Value	$33,987
Present Value Factor	0.550
Present Value of Terminal Value	$18,693

Present Value Calculation - Exit Multiple

Sum of PV Cash Flows	$3,518
Present Value of Residual	$18,693

Operating Business Present Value	$22,211

Total Business Enterprise Value (Rounded)	$22,200

	Sensitivity Analysis
	6.5x	7.0x	7.5x

15.5%	$20,500	$21,800	$23,100
15.0%	$20,900	$22,200	$23,500
14.5%	$21,200	$22,600	$23,900

Discounted Cash Flow Analysis — Most Likely Case (in thousands)

	FYE	Projections					Terminal
Fiscal Year	Dec 2007	Dec 2008	Dec 2009	Dec 2010	Dec 2011	Dec 2012	Year

Net Sales	$187,772	$181,329	$179,391	$184,681	$190,274	$196,086	$200,007

EBITDA		$41	$2,967	$5,098	$7,609	$10,785	$11,001
Depreciation & Amortization		$8,038	$8,036	$7,810	$7,568	$7,309

EBIT		$(7,997)	$(5,069)	$(2,712)	$41	$3,476
EBIT Margin		(4.4)%	(2.8)%	(1.5)%	0.0%	1.8%

Taxes		$(3,199)	$(2,028)	$(1,085)	$16	$1,390

Debt Free Net Income		$(4,798)	$(3,041)	$(1,627)	$25	$2,086

Add: Depreciation & Amortization		$8,038	$8,036	$7,810	$7,568	$7,309
Less: Capex		$8,354	$5,673	$5,493	$5,300	$5,095
Less: Change in NWC		$(6,885)	$(244)	$667	$705	$733

Free Cash Flows		$1,771	$(434)	$22	$1,587	$3,567

Partial Period Adjustment		0.282	1.000	1.000	1.000	1.000
Mid-Year Convention		0.141	0.782	1.782	2.782	3.782
Present Value Factor		0.977	0.879	0.745	0.631	0.535

Present Value of Free Cash Flows		$488	$(381)	$17	$1,001	$1,908

	FYE	FYE	FYE	FYE	FYE	FYE	Terminal
Assumptions	Dec 2007	Dec 2008	Dec 2009	Dec 2010	Dec 2011	Dec 2012	Year

Net Sales	$187,772	$181,329	$179,391	$184,681	$190,274	$196,086	$200,007
growth %		(3.4)%	(1.1)%	2.9%	3.0%	3.1%	2.0%
EBITDA margin		0.0%	1.7%	2.8%	4.0%	5.5%	5.5%
Depreciation & Amortization		4.4%	4.5%	4.2%	4.0%	3.7%
CapEx		4.6%	3.2%	3.0%	2.8%	2.6%
Working Capital	15.8%	12.6%	12.6%	12.6%	12.6%	12.6%

Long term growth rate	2.0%
Income Taxes	40.0%
Discount Rate[1]	18.0%

[1]:	VRC noted longer-term sales growth rate expectations over the forecasted period are comparable to historical GDP growth and selected the discount rate at industry Weighted Average Cost of Capital (WACC).

Residual Value Calculations - Exit Multiple

Terminal Year EBITDA	$11,001
Exit Multiple Selected	7.0	x
Terminal Value	$77,004
Present Value Factor	0.492
Present Value of Terminal Value	$37,886

Present Value Calculation - Exit Multiple

Sum of PV Cash Flows	$3,032
Present Value of Residual	$37,886

Operating Business Present Value	$40,919

Total Business Enterprise Value (Rounded)	$40,900

	Sensitivity Analysis
	6.5x	7.0x	7.5x

18.5%	$37,500	$40,200	$42,800
18.0%	$38,200	$40,900	$43,600
17.5%	$38,900	$41,700	$44,400

Discounted Cash Flow Analysis — Best Case (in thousands)

	FYE	Projections					Terminal
Fiscal Year	Dec 2007	Dec 2008	Dec 2009	Dec 2010	Dec 2011	Dec 2012	Year

Net Sales	$187,772	$181,329	$179,391	$199,759	$223,335	$250,471	$257,985

EBITDA		$41	$3,942	$10,325	$16,888	$25,061	$25,813
Depreciation & Amortization		$8,038	$8,036	$7,987	$7,937	$7,887

EBIT		$(7,997)	$(4,094)	$2,338	$8,951	$17,174
EBIT Margin		(4.4)%	(2.3)%	1.2%	4.0%	6.9%

Taxes		$(3,199)	$(1,638)	$935	$3,580	$6,870

Debt Free Net Income		$(4,798)	$(2,456)	$1,403	$5,371	$10,304

Add: Depreciation & Amortization		$8,038	$8,036	$7,987	$7,937	$7,887
Less: Capex		$8,354	$7,186	$7,088	$6,982	$6,867
Less: Change in NWC		$(6,885)	$(244)	$2,569	$2,974	$3,423

Free Cash Flows		$1,771	$(1,362)	$(267)	$3,352	$7,902

Partial Period Adjustment		0.282	1.000	1.000	1.000	1.000
Mid-Year Convention		0.141	0.782	1.782	2.782	3.782
Present Value Factor		0.973	0.862	0.712	0.588	0.486

Present Value of Free Cash Flows		$486	$(1,174)	$(190)	$1,971	$3,840

	FYE	FYE	FYE	FYE	FYE	FYE	Terminal
Assumptions	Dec 2007	Dec 2008	Dec 2009	Dec 2010	Dec 2011	Dec 2012	Year

Net Sales	$187,772	$181,329	$179,391	$199,759	$223,335	$250,471	$257,985
growth %		(3.4)%	(1.1)%	11.4%	11.8%	12.2%	3.0%
EBITDA margin		0.0%	2.2%	5.2%	7.6%	10.0%	10.0%
Depreciation & Amortization		4.4%	4.5%	4.0%	3.6%	3.1%
CapEx		4.6%	4.0%	3.5%	3.1%	2.7%
Working Capital	15.8%	12.6%	12.6%	12.6%	12.6%	12.6%

Long term growth rate	3.0%
Income Taxes	40.0%
Discount Rate[1]	21.0%

[1]:	Based on high projected sales growth rates (double digits) and compound annual growth rates in EBITDA of nearly 400% per annum over the next 5 years, VRC adjusted the discount rate upward from the Industry WACC to reflect significant execution risk in the Best Cast projections.

Residual Value Calculations - Exit Multiple

Terminal Year EBITDA	$25,813
Exit Multiple Selected	7.0	x
Terminal Value	$180,692
Present Value Factor	0.442
Present Value of Terminal Value	$79,866

Present Value Calculation - Exit Multiple

Sum of PV Cash Flows	$4,933
Present Value of Residual	$79,866

Operating Business Present Value	$84,799

Total Business Enterprise Value (Rounded)	$84,800

	Sensitivity Analysis
	6.5x	7.0x	7.5x

21.5%	$77,700	$83,300	$88,900
21.0%	$79,100	$84,800	$90,500
20.5%	$80,500	$86,300	$92,100

Enterprise and Equity Value Conclusion — As Converted Basis (in thousands)

Implied Enterprise Value
	Stable Case	Most Likely Case	Best Case

Valuation Methodology
Comparable Public Companies Method	$12,104 - $17,390	$17,804 - $30,587	$23,654 - $61,952
Comparable Transactions Method	$14,121 - $16,138	$20,771 - $23,738	$27,596 - $31,538
Discounted Cash Flow Method	$20,500 - $23,900	$37,500 - $44,400	$77,700 - $92,100

Long-Term Debt	$9,429
Revolving Credit Agreement	$5,477

Total Debt	$14,906
Less: Cash and Cash Equivalents	$1,167

Net Debt	$13,739
Contingent Liabilities[1]	$14,500

[1]:	Contingent liabilities as of second quarter ended June 2008 as provided by Katy management.

	Implied Total Equity Value
	Stable Case			Most Likely Case			Best Case

Valuation Methodology
Comparable Public Companies Method	$0	-	$0	$0	-	$2,348	$0	-	$33,713
Comparable Transactions Method	$0	-	$0	$0	-	$0	$0	-	$3,299
Discounted Cash Flow Method	$0	-	$0	$9,261	-	$16,161	$49,461	-	$63,861

Convertible Preferred Stock Outstanding	1,131,551
Preferred Stock, as converted basis	18,859,183
Common Shares Outstanding	7,951,176

Total Shares Outstanding (as converted basis)	26,810,359

Implied Equity Value per Share
	Stable Case	Most Likely Case	Best Case

Valuation Methodology
Comparable Public Companies Method	$0.00 - $0.00	$0.00 - $0.09	$0.00 - $1.26
Comparable Transactions Method	$0.00 - $0.00	$0.00 - $0.00	$0.00 - $0.12
Discounted Cash Flow Method	$0.00 - $0.00	$0.35 - $0.60	$1.84 - $2.38

Conclusion.  Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of the Fairness Opinion, VRC is of the opinion that, as of the date of the Fairness Opinion, the Cash Out Price of $2.00 per common share is fair, from a financial point of view, to the Company’s common stockholders.

Engagement of VRC

Katy has agreed to pay VRC a fee of approximately $60,000 in addition to hourly rates for the review of certain materials, and to reimburse VRC for its reasonable out-of-pocket expenses related to its engagement whether or not the Reverse Stock Split is consummated. No compensation received or to be received by VRC is based on or is contingent on the results of VRC’s engagement. There are no other current arrangements to compensate VRC, its affiliates or unaffiliated representatives for any services rendered to Katy, its executive officers, directors or affiliates. VRC has previously provided consulting services to Katy. In addition, VRC has provided, may currently be providing, and in the future may provide valuation or advisory services to affiliates of Kohlberg & Company, and have received and in the future may receive fees for rendering of these services. None of VRC’s employees who worked on the engagement has any known financial interest in the assets or equity of Katy or the outcome of the engagement.

MEETING AND VOTING INFORMATION

All shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted FOR the approval of the Reverse Stock Split and FOR the approval of the proposal to adjourn or postpone the Special Meeting if necessary or appropriate to solicit additional proxies. You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children — in which case you will receive three separate proxy cards to vote. The Company does not know of any matters, other than those described in the Notice of Special Meeting, that are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for action, the Board of Directors, as proxy for the stockholder, will have the discretion to vote on such matters in accordance with its best judgment.

Time and Place

The Special Meeting will be held at 10:00 a.m. local time, on          , 2008, at the Holiday Inn Mount Kisco, located at One Holiday Inn Drive, Mount Kisco, New York.

Revoking Your Proxy

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Special Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Special Meeting; or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Secretary, Katy Industries, Inc., 305 Rock Industrial Park Drive, Bridgeton, Missouri 63044.

Record Date

Only Katy stockholders of record at the close of business on the Record Date are entitled to vote at the Special Meeting. Each stockholder will be entitled to cast one vote for each Katy share then owned. According to Katy’s records, as of the Record Date, there were 7,951,176 votes entitled to be cast at the Special Meeting.

Quorum and Required Vote

A majority of the issued and outstanding shares of our common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Proxies marked to abstain and broker non-votes will be counted for purposes of determining a quorum.

Under Delaware Law, the affirmative vote of at least a majority of the issued and outstanding Katy shares as of the Record Date is necessary to approve the Reverse Stock Split. The executive officers and directors of Katy, who together own approximately 39.1% of the voting power of the Katy shares outstanding and entitled to vote at the meeting, have indicated they will vote in favor of the Reverse Stock Split. Stockholders holding Katy shares in “street name” should review the information provided to them by their nominee (such as a broker or bank). This information will describe the procedures to follow to instruct the nominee how to vote the street name shares and how to revoke previously given instructions. The proposal to approve the Reverse Stock Split is a “non-discretionary” item, meaning that nominees cannot vote Katy shares in their discretion on behalf of a client if the client has not given them voting instructions. Shares held in street name that are not voted by brokerage firms or other nominees are referred to as “broker non-votes.” Because the affirmative vote of a majority of the outstanding Katy shares is necessary to approve the Reverse Stock Split, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal to approve the Reverse Stock Split.

The Board of Directors urges you to complete, date and sign the enclosed proxy and to return it promptly in the enclosed postage prepaid envelope so that a quorum can be assured for the Special Meeting and your Katy shares can be voted as you wish.

Possible Adjournment of the Special Meeting

In the event that Katy has not obtained a sufficient number of proxies to approve the Reverse Stock Split as of the date of the Special Meeting, then Katy may also ask you to vote upon a motion to adjourn or postpone the Special Meeting in order to solicit additional votes in favor of the Reverse Stock Split to the extent necessary or appropriate to obtain the required vote necessary to approve the Reverse Stock Split. If this motion is made, a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Special Meeting will be required to approve the motion.

Solicitation and Costs

The enclosed proxy is solicited on behalf of the Board of Directors by Morrow & Co., LLC. In addition, proxies may be solicited by the directors, officers and other employees of Katy, in person or by telephone, telegraph, mail, facsimile or electronic mail only for use at the Special Meeting. Katy will bear the costs of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy and all other costs of the Board of Directors’ solicitation of proxies for the Special Meeting. Brokerage houses, banks and other nominees, fiduciaries, and custodians nominally holding Katy shares as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such Katy shares, and we will reimburse them for their reasonable expenses.

We estimate that the repurchase of fractional Katy shares in connection with the Reverse Stock Split and payment of associated expenses will cost approximately $882,178 and will reduce the number of record holders of the Company’s shares from approximately 626 to approximately 107. We expect that, as a result of the Reverse Stock Split and the cashing out of fractional shares held by the Cashed Out Holders and Continuing Holders, our aggregate stockholders’ equity would change from approximately $36.5 million as of December 31, 2007, to approximately $35.6 million. Book value per share would change from $4.59 to $4.47, assuming the cash out of fractional shares had occurred on December 31, 2007. If outstanding convertible preferred stock was converted into common stock as of December 31, 2007, book value per share would change from $1.36 to $1.33. If the Reverse Stock Split is completed, holders of fractional shares will receive cash in the amount of $2.00 per share held immediately prior to the Reverse Stock Split.

We intend to finance the Reverse Stock Split by using the Company’s credit facility. It is not expected that the payment with respect to the Reverse Stock Split or the associated expenses described below will have a materially adverse effect on the Company’s capital adequacy, liquidity, results of operations or cash flow.

The following is an estimate of the expenses we expect to incur in connection with the Reverse Stock Split and the solicitation of proxies for the Special Meeting. Final costs may be higher or lower than the estimates shown below.

Approximate
Item	Cost

Legal fees	$240,000
VRC fees	60,000
Accounting fees	50,000
Proxy Solicitor	25,000
Printing, mailing and other costs	25,000

Total	$400,000

VOTING SECURITIES

Market Price of Common Stock

On April 9, 2007, the Company announced that the New York Stock Exchange (“NYSE”) intended to suspend trading of the Company’s shares of common stock due to noncompliance with the continuing listing standards of the NYSE. The Company did not meet the required market capitalization level of $75.0 million over a consecutive thirty day trading period or the required total stockholders’ equity of not less than $75.0 million. The shares of Katy were suspended from trading on the NYSE at the close of business on April 12, 2007. With the expectation that the NYSE would delist the Company’s shares, the Company pursued conducting the trading of its shares on another exchange or quotation system. On April 16, 2007, the Company announced that the OTC Bulletin Board (“OTCBB”) began reporting trades of its common stock effective immediately, under the ticker symbol “KATY.”

The following table sets forth high and low sales prices for the common stock in composite transactions as reported on the NYSE composite tape through April 12, 2007 and subsequently on the OTCBB composite tape.

	High	Low	Average

Year Ended December 31, 2008
Fourth Quarter (through November 18, 2008)	$1.44	$0.80	$1.14
Third Quarter	1.75	0.85	1.30
Second Quarter	1.95	0.90	1.24
First Quarter	2.20	1.15	1.80
Year Ended December 31, 2007
Fourth Quarter	$2.00	$0.75	$1.36
Third Quarter	1.65	1.10	1.34
Second Quarter	2.20	1.05	1.38
First Quarter	2.72	2.00	2.33
Year Ended December 31, 2006
Fourth Quarter	$3.40	$2.51	$2.94
Third Quarter	3.23	1.85	2.42
Second Quarter	3.61	2.24	2.83
First Quarter	3.75	2.80	3.40

On November 18, 2008, the closing price of our common stock on the OTCBB composite tape was $0.90.

Dividends

We did not pay cash dividends during 2008, 2007 or 2006 and do not anticipate paying cash dividends in the foreseeable future. In addition, our current credit facility prohibits the Company from paying dividends on its securities, other than dividends paid solely in securities.

Stockholders

As of September 19, 2008 there were approximately 626 holders of record of our common stock.

Stock Purchases

On December 5, 2005, the Company announced the resumption of a plan to repurchase $1.0 million in shares of its common stock. In 2005, 3,200 shares of common stock were repurchased on the open market for $7,520. In 2006, 40,800 shares of common stock were repurchased on the open market for $110,613. In 2007, 1,300 shares of common stock were repurchased on the open market for $3,388. There have been no share repurchases in 2008.

				Total Number
				of Shares	Approximate
				Purchased as	Dollar Value of
				Part of	Shares That
				Publicly	May Yet Be
	Range of	Total Number	Average	Announced	Purchased
	Prices Paid	of Shares	Price Paid	Plans or	Under the Plans
Period	per Share	Purchased	per Share	Programs	or Programs

Year Ended December 31, 2005	$2.35
Fourth Quarter		3,200	$2.35	3,200
Year Ended December 31, 2006	$2.33 — $3.04
First Quarter		1,200	$2.95	1,200
Second Quarter		25,800	$2.74	25,800
Third Quarter		8,900	$2.54	8,900
Fourth Quarter		4,900	$2.84	4,900
Year Ended December 31, 2007	$2.58 — $2.62
First Quarter		1,300	$2.61	1,300

Total		45,300	$2.68	45,300	$0.9 million

PAST CONTRACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

On June 2, 2001, the Company and KKTY Holding Company, L.L.C., a Delaware limited liability company, (“KKTY”) entered into a Preferred Stock Purchase and Recapitalization Agreement. Under the agreement, KKTY purchased convertible preferred shares of Katy. KKTY currently owns 1,131,551 shares of the Company’s convertible preferred stock, which is convertible into 18,859,183 shares of the Company’s common stock. The preferred stock, at the option of the holder, is convertible upon the earlier of June 28, 2006 or the occurrence of certain fundamental changes in Katy. Until December 31, 2004 (except under certain circumstances), the holders of the convertible preferred stock were entitled to a paid-in-kind (“PIK”) stock dividend. KKTY is controlled by several entities, which have Kohlberg Management IV, L.L.C., a Delaware limited liability company (“KMIV”), as their general partner. Christopher W. Anderson, Samuel P. Frieder, Christopher Lacovara, and Shant Mardirossian, all of whom are members of the Board of Directors of Katy, are members of KMIV. Each of Messrs. Anderson, Frieder, Lacovara, and Mardirossian disclaim beneficial ownership of these securities for purposes of Section 16 of the Exchange Act and any other purpose. If KKTY were to convert its shares to common stock of the Company, it would own approximately 70.3% of Katy.

During 2007, Katy paid Kohlberg & Co. $500,000 for ongoing management advisory services. Katy expects to pay $500,000 per year for these services, as outlined in the Recapitalization Agreement of June 2, 2001. Samuel P. Frieder and Christopher Lacovara are Co-Managing Partners of Kohlberg & Co. Christopher W. Anderson and Shant Mardirossian are Partners of Kohlberg & Co. William F. Andrews, Chairman of the Board of Directors, is a consultant, or “Operating Principal,” with Kohlberg & Co.

There are no agreements between the Company or the Company’s executive officers and directors and any other person with respect to any shares of the Company’s common stock, except as related to shares covered by option grants under the terms of the Company’s Amended and Restated Katy Industries, Inc. 1995 Long-Term Incentive Plan; Katy Industries, Inc. Non-Employee Director 1995 Stock Option Plan; Amended and Restated Katy Industries, Inc. 1997 Long-Term Incentive Plan; Katy Industries, Inc. 2002 Stock Appreciation Rights Plan and Stand-Alone Stock Appreciation Rights Agreement.

The Company is not aware of any arrangements that may result in a change in control of the Company. Presently, the Company has no plans, proposals or negotiations that relate to or would result in: (i) any purchase, sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; (ii) any material change in the policy, indebtedness or capitalization of the Company (iii) any change in the present Board of Directors or the management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or (iv) any other material change in the Company’s structure or business. There is always the possibility, however, that we may enter into an arrangement or transaction that would result in the change in control of the Company in the future, including but not limited to (A) entering into a merger or acquisition transaction, (B) making a public or private offering of our shares, or (C) entering into any other arrangement, agreement or transaction we may deem advisable. We will disclose the terms of such a transaction at the appropriate time upon the advice of counsel.

FINANCIAL INFORMATION

Summary Historical Financial Information

The following summary of consolidated financial information was derived from our audited consolidated financial statements as of and for the years ended December 31, 2007 and 2006 and from unaudited consolidated interim financial statements as of and for the nine months ended September 30, 2008 and September 30, 2007. All adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial condition and results of operations of the Company, have been included. Results for the nine months ended September 30, 2008 may not be indicative of results to be realized for the entire year. The summary historic financial information should be read in conjunction with the consolidated financial statements and notes thereto, together with management’s discussion and analysis of financial condition and results of operations, contained in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. All amounts are in thousands except per share amounts.

	Nine Months Ended
	September 30,		Years Ended December 31,
	2008	2007	2007	2006

Net sales	$131,189	$144,732	$187,771	$192,416
Gross profit	$9,164	$17,775	$20,254	$25,069
Loss from continuing operations	$(13,599)	$(11,334)	$(13,881)	$(8,661)
Net loss	$(12,602)	$(2,781)	$(1,501)	$(12,379)
Loss per share of common stock — Basic and diluted:
Loss from continuing operations	$(1.71)	$(1.43)	$(1.75)	$(1.09)
Net loss	$(1.58)	$(0.35)	$(0.19)	$(1.55)
Current assets	$46,991	$125,807	$55,571	$124,860
Total assets	$86,618	$173,472	$98,564	$182,694
Current liabilities	$49,121	$119,819	$44,302	$120,393
Long-term debt, including current maturities	$15,513	$52,395	$13,453	$56,871
Total liabilities	$63,155	$139,665	$62,108	$140,662
Stockholder’s equity	$23,463	$33,807	$36,456	$42,032
Ratio of debt to capitalization	39.8%	60.8%	27.0%	57.5%
Weighted average common shares outstanding — Basic and diluted	7,951	7,951	7,951	7,967
Cash dividends declared per common share	$—	$—	$—	$—
Book value per share — per outstanding common stock	$2.95	$4.25	$4.59	$5.28
Book value per share — preferred stock converted*	$0.88	$1.26	$1.36	$1.57
Ratio of earnings to fixed charges	(10.43)	(2.38)	(2.20)	(1.18)
Deficiency in earnings	$14,821	$10,683	$14,600	$9,190

*	The Company’s outstanding shares of preferred stock are convertible into 18,859 shares of common stock.

Pro Forma Consolidated Financial Statements (Unaudited)

The following unaudited pro forma consolidated balance sheet as of September 30, 2008 and the unaudited pro forma consolidated statements of operations for the fiscal year ended December 31, 2007 and for the nine months ended September 30, 2008, show the pro forma effect of the Reverse Stock Split. The historical amounts as of and for the nine months ended September 30, 2008 were derived from the Company’s unaudited consolidated financial statements that were included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. The historical amounts for the fiscal year ended December 31, 2007 were derived from the Company’s audited consolidated financial statements that were included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007.

The pro forma information below gives effect of the Reverse Stock Split based on shares repurchased, non-recurring expenses incurred and the impact of additional borrowing to effect the Reverse Stock Split. The Reverse Stock Split assumes that 241,089 shares are purchased at a price of $2.00 per share. Pro forma adjustments to the pro forma consolidated balance sheet are computed as if the Reverse Stock Split had occurred at September 30, 2008, while the pro forma consolidated statements of operations are computed as if the Reverse Stock Split had occurred at the beginning of the periods.

The pro forma information is not necessarily indicative of what the Company’s financial position or results of operations actually would have been if the Reverse Stock Split had occurred as of the dates presented, or of the Company’s financial position or results of operations in the future.

The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which are incorporated by reference in this proxy statement.

KATY INDUSTRIES, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2008

	Katy	Pro Forma	As
	Historical	Adjustments	Adjusted
	(Amounts in thousands)
	(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$928	$—	$928
Accounts receivable, net	20,589	—	20,589
Inventories, net	22,994	—	22,994
Receivable from disposition	190	—	190
Other current assets	2,290	—	2,290

Total current assets	46,991	—	46,991

OTHER ASSETS:
Goodwill	665	—	665
Intangibles, net	4,562	—	4,562
Other	2,045	—	2,045

Total other assets	7,272	—	7,272

PROPERTY AND EQUIPMENT
Land and improvements	336	—	336
Buildings and improvements	9,419	—	9,419
Machinery and equipment	97,472	—	97,472

	107,227	—	107,227
Less — Accumulated depreciation	(74,872)	—	(74,872)

Property and equipment, net	32,355	—	32,355

Total assets	$86,618	$—	$86,618

KATY INDUSTRIES, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2008

	Katy	Pro Forma		As
	Historical	Adjustments		Adjusted
	(Amounts in thousands)
	(Unaudited)

CURRENT LIABILITIES:
Accounts payable	$16,632	$—		$16,632
Accrued compensation	2,963	—		2,963
Accrued expenses	21,397	—		21,397
Current maturities of long-term debt	1,500	—		1,500
Revolving credit agreement	6,629	694	(1)	7,323

Total current liabilities	49,121	694		49,815
LONG-TERM DEBT, less current maturities	7,384	—		7,384
OTHER LIABILITIES	6,650	—		6,650

Total liabilities	63,155	694		63,849

COMMITMENTS AND CONTINGENCIES	—	—		—

STOCKHOLDERS’ EQUITY
15% Convertible Preferred Stock, $100 par value, authorized 1,200,000 shares, issued and outstanding 1,131,551 shares, liquidation value $113,155	108,256	—		108,256
Common stock	9,822	—		9,822
Additional paid-in capital	27,147	—		27,147
Accumulated other comprehensive loss	(1,351)	—		(1,351)
Accumulated deficit	(98,517)	(212	)(1)(2)	(98,729)
Treasury stock, at cost	(21,894)	(482	)(1)	(22,376)

Total stockholders’ equity	23,463	(694)		22,769

Total liabilities and stockholders’ equity	$86,618	$—		$86,618

KATY INDUSTRIES, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Nine Months Ended September 30, 2008
	Katy	Pro Forma		As
	Historical	Adjustments		Adjusted
	(Amounts in thousands,
	except per share amounts)
	(Unaudited)

Net sales	$131,189	$—		$131,189
Cost of goods sold	122,025	—		122,025

Gross profit	9,164	—		9,164
Selling, general and administrative expenses	22,370	(375	)(6)	21,995
Severance, restructuring and related charges	(410)	—		(410)
Loss on sale of assets	762	—		762

Operating loss	(13,558)	375		(13,183)
Interest expense	(1,297)	(36	)(3)	(1,333)
Other, net	34	—		34

Loss from continuing operations before benefit from
income taxes	(14,821)	339		(14,482)
Benefit from income taxes from continuing operations	1,222	—		1,222

Loss from continuing operations	(13,599)	339		(13,260)
Loss from operations of discontinued businesses (net of tax)	(738)	—		(738)
Gain on sale of discontinued businesses (net of tax)	1,735	—		1,735

Net loss	$(12,602)	$339		$(12,263)

Loss per share of common stock — Basic and diluted:
Loss from continuing operations	$(1.71)			$(884.00)
Discontinued operations	0.13			66.47

Net loss	$(1.58)			$(817.53)

Weighted average common shares outstanding:
Basic and diluted	7,951	(7,936	)(4)	15

KATY INDUSTRIES, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31, 2007
	Katy	Pro Forma		As
	Historical	Adjustments		Adjusted
	(Amounts in thousands,
	except per share amounts)
	(Unaudited)

Net sales	$187,771	$—		$187,771
Cost of goods sold	167,517	—		167,517

Gross profit	20,254	—		20,254
Selling, general and administrative expenses	25,985	(564	)(7)	25,421
Severance, restructuring and related charges	2,581	—		2,581
Loss on sale of assets	2,434	—		2,434

Operating loss	(10,746)	564		(10,182)
Equity in income of equity method investment	783	—		783
Interest expense	(4,565)	(68	)(5)	(4,633)
Other, net	(72)	—		(72)

Loss from continuing operations before benefit from income taxes	(14,600)	496		(14,104)
Benefit from income taxes from continuing operations	719	—		719

Loss from continuing operations	(13,881)	496		(13,385)
Income from operations of discontinued businesses (net of tax)	2,259	—		2,259
Gain on sale of discontinued businesses (net of tax)	10,121	—		10,121

Net loss	$(1,501)	$496		$(1,005)

Loss per share of common stock — Basic and diluted:
Loss from continuing operations	$(1.75)			$(892.33)
Discontinued operations	1.56			825.33

Net loss	$(0.19)			$(67.00)

Weighted average common shares outstanding:
Basic and diluted	7,951	(7,936	)(4)	15

Notes to the Unaudited Pro Forma Consolidated Financial Statements
(Amounts in thousands, except share and per share data)

(1) Represents the impact on the September 30, 2008 historical balance sheet of cash borrowed under the Company’s credit facility to effect the Reverse Stock Split. The estimated cash payout is approximately $482 for the shares subject to the Reverse Stock Split, and $212 for the remaining non-recurring costs and expenses associated with the Reverse Stock Split. The remaining non-recurring costs and expenses of $212 reflect an estimated $400 of transaction costs, less approximately $188 expensed through September 30, 2008.

(2) Accumulated deficit is increased by $212 for the remaining non-recurring costs and expenses as of September 30, 2008 related to the Reverse Stock Split, all of which represents transaction costs of the Reverse Stock Split. Given the Company’s tax position, no related tax effect is present.

(3) Increased interest costs of approximately $36 for the 9-month period ended September 30, 2008 at an assumed interest rate of 5.44% on the estimated $882 of the Company’s revolving line of credit used to effect the Reverse Stock Split. A 1/4% change in the assumed rate would not result in a material change in interest expense.

(4) Pro forma basic and diluted weighted outstanding shares are adjusted based on the assumed redemption of 241,089 shares for cash as well as the impact of changing the Company’s common stock par value from $1 per common share to $500 per common share. After the Reverse Stock Split, the Company will have 70,000 authorized shares, 19,644 issued shares, 15,420 outstanding shares, and 4,224 shares held in treasury.

(5) Increased interest costs of approximately $68 for the year ended December 31, 2007 at an assumed interest rate of 7.75% on the estimated $882 of the Company’s revolving line of credit used to effect the Reverse Stock Split. A 1/4% change in the assumed rate would not result in a material change in interest expense.

(6) Reflects the elimination of non-recurring costs and expenses of the Reverse Stock Split of approximately $188 expensed through September 30, 2008, as well as the cost savings estimated to be realized as a result of no longer being a public company of approximately $187 expensed through September 30, 2008. These costs include accounting, legal, filing, printing, and other expenses and are based on historical costs.

(7) Reflects the cost savings estimated to be realized as a result of no longer being a public company of approximately $564 expensed through December 31, 2007. These costs include accounting, legal, filing, printing, and other expenses and are based on historical costs.

AVAILABLE INFORMATION

The Reverse Stock Split will constitute a “going-private” transaction for purposes of Rule 13e-3 of the Exchange Act. As a result, Katy has filed the Schedule 13E-3 which contains additional information about Katy. Copies of the Schedule 13E-3 are available for inspection and copying at Katy’s principal executive offices during regular business hours by any interested stockholder of Katy, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request addressed to KATY INDUSTRIES, INC., 305 Rock Industrial Park Drive, Bridgeton, Missouri 63044.

Katy is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC. For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s internet address at www.sec.gov. We have not made any provision in connection with the Reverse Stock Split and the information contained in this Proxy Statement to grant unaffiliated stockholders access to our corporate records.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement or in any other subsequently filed document.

Pursuant to the Exchange Act, we currently file annual and quarterly reports with the SEC. Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007, filed pursuant to Section 13 of the Exchange Act, includes financial statements and schedules. Our most recent quarterly report on Form 10-Q for the nine month period ended September 30, 2008, filed pursuant to Section 13 of the Exchange Act, also includes financial statements and schedules. The Company’s Form 10-K/A was filed with the SEC on June 16, 2008, its Form 10-Q for the quarter ended September 30, 2008 was filed with the SEC on November 5, 2008, its Form 10-Q for the quarter ended June 30, 2008 was filed with the SEC on August 4, 2008, and its Form 10-Q for the quarter ended March 31, 2008 was filed with the SEC on May 13, 2008. We are delivering to you with this Proxy Statement copies, without exhibits, of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. Exhibits to these documents are not included, but they can be viewed over the Internet at the SEC’s website at http://www.sec.gov or, if you request them in writing, we will send them to you. Requests should be submitted to Philip Reinkemeyer, 305 Rock Industrial Park Drive, Bridgeton, Missouri 63044.

This Proxy Statement incorporates by reference the following documents that we have previously filed with the SEC. They contain important information about Katy and its financial condition.

•	Our Annual Report on Form 10-K/A for the year ended December 31, 2007.

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

•	Our Current Reports on Form 8-K filed March 28, 2008, April 7, 2008, August 1, 2008, September 4, 2008, October 10, 2008, October 27, 2008, and November 3, 2008.

•	Our Annual Proxy Statement on Schedule 14A filed April 29, 2008.

We also incorporate by reference any additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act between the date of this Proxy Statement and the date of the Special Meeting.

We will provide, without charge, upon the written or oral request of any person to whom this Proxy Statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this Proxy Statement. You may obtain a copy of these documents and any amendments thereto by written request addressed to KATY INDUSTRIES, INC., 305 Rock Industrial Park Drive, Bridgeton, Missouri 63044. These documents are also included in our SEC filings, which you can access electronically at the SEC website located at http://www.sec.gov.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in this Proxy Statement. If, however, any other matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors and officers of the Company may solicit proxies personally, by fax or telephone, without additional compensation.

We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

BY ORDER OF THE BOARD OF DIRECTORS

WILLIAM ANDREWS
Chairman of the Board of Directors

Bridgeton, Missouri
          , 2008

EXHIBIT A

FAIRNESS OPINION

September 19, 2008

The Board of Directors of
KATY INDUSTRIES, INC.
305 Rock Industrial Park Drive
Bridgeton, MO 63044

Ladies and Gentlemen:

Valuation Research Corporation (“VRC”) understands that the Board of Directors (the “Board”) of Katy Industries, Inc. (“Katy” or the “Company”) is considering a transaction (the “Transaction”) that is tentatively expected to be voted on by the Board on or about September 25, 2008. The Transaction involves Katy (i) declaring a 500 for 1 reverse stock split of its common stock, par value $1.00 per share, and (ii) repurchasing fractional shares of Company common stock resulting from the stock split for $2.00 per share on a pre-split basis (the “Purchase Price”). As a result of the Transaction, the Company expects to be removed from quotation on the OTC Bulletin Board.

In connection with the Transaction, you have requested VRC to render an opinion (the “Opinion”) as to whether the Purchase Price to be paid is fair from a financial point of view to the Company’s common stockholders.

In rendering the Opinion, VRC conducted such reviews, analyses and inquiries we deemed appropriate under the circumstances. Among other things, VRC:

•	Reviewed publicly available information concerning Katy, including its Forms 10-K for the fiscal years ended December 31, 2004 through 2007 and its Forms 10-Q for the first and second quarters of fiscal years 2007 and 2008;

•	Reviewed various internal monthly financial statement reports of Katy since December 2007 including the most recent report for July 2008;

•	Reviewed Katy’s financial projections for fiscal years 2008 through 2012 (“Katy’s Forecast”) and the material assumptions associated therewith for each of the Best Case Plan, the Most Likely Case Plan and the Stable Plan (as such plans have been labeled in the materials provided to VRC);

•	Reviewed the confidential information memorandum for Continental Commercial Products dated June 2007;

•	Reviewed the restated certificate of incorporation of the Company which was filed with the SEC on July 13, 2001;

•	Reviewed the industry in which Katy operates, which included a review of (i) certain publicly traded companies deemed comparable to Katy and (ii) certain mergers and acquisitions involving businesses deemed comparable to Katy’s;

•	Had discussions with certain members of Katy’s management team with respect to the past, present, and future operating and financial conditions of Katy, among other subjects;

•	Performed discounted cash flow analyses based on Katy’s Forecast;

•	Reviewed historical stock prices for Katy;

•	Reviewed the internally prepared monthly orders, broken down by each division, of Katy for fiscal year 2007;

•	Reviewed publicly available information regarding the financial terms of certain transactions that are comparable, in whole or in part, to the Transaction;

•	Developed indications of value for Katy using generally accepted valuation methodology; and

•	Conducted such other reviews, analyses and inquiries and considered such other economic, industry, market, financial and other information and data deemed appropriate by VRC.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to the accuracy or completeness of such data, material and other information. In addition, management of Katy have advised us, and we have assumed, that the financial forecasts and projections have been reasonably and prudently prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial results and conditions of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based.

We have not been requested to make, and have not made, any independent evaluation of the Company’s solvency or creditworthiness, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We express no opinion regarding the liquidation value of any entity. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there are no facts or other information that would make any of the information reviewed by us incomplete or misleading. We have further assumed that there will be no subsequent events that could materially affect the conclusions set forth in the Opinion. Such subsequent events include, without limitation, adverse changes in industry or market conditions; changes to the business, financial condition and results of operations of the Company; changes in the terms of the Transaction; and the failure to consummate the Transaction within a reasonable period of time.

We have relied upon and assumed, without independent verification, that (a) the Transaction will be consummated on the same terms as described by management, (b) all conditions to the consummation of the Transaction will be satisfied within a reasonable period of time without waiver thereof, and (c) the Transaction will be consummated in a timely manner in accordance with the terms described to us, without any amendments or modifications thereto or any adjustment to the Purchase Price.

The Opinion is necessarily based on economic, financial, industry, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Except as set forth in our engagement letter, we have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date hereof. The Opinion will be solely for the Company’s Board of Directors and the stockholders of the Company. We have not been requested to opine in the Opinion as to, and the Opinion does not address, (i) the underlying business decision of the Company’s management, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in the Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or any other party other than those set forth in the Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other Transactions in which the Company, or any other party might engage, (v) the legal, tax or financial reporting consequences of the Transaction to either the Company, its respective security holders, or any other party, or (vi) the solvency or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters.

In addition, we express no opinion or recommendation as to how any shareholder or member of the Board should vote or act in connection with the Transaction.

We have not been involved in the structuring, documentation or negotiation of the Transaction and have not, other than through the delivery of the Opinion and our review and analysis undertaken in connection therewith as described herein, provided any financial advisory or investment banking services to the Company related to or associated with the Transaction.

Our opinion does not include any considerations concerning strategic, operating and financial synergies that may result from the Transaction.

VRC’s fees and expenses for the work associated with this Opinion are not contingent on the consummation of the Transaction or any matters related to or associated therewith.

During the last two years, VRC has worked with Katy on one prior engagement and the fees on that engagement amounted to $15,000.

We have provided, currently are providing and in the future may provide valuation advisory services to affiliates of Kohlberg & Company and have received and in the future may receive fees for the rendering of these services.

VRC’s fairness opinion committee has reviewed and approved this opinion and various supporting analysis.

VRC’s Opinion does not express an opinion about the fairness or the amount or nature of the compensation to any of the Company’s officers, directors or employees or class of such employees.

All references to this Opinion, its supporting work papers or this engagement should be identified by engagement number 50005483.

In its normal course of business, we are regularly engaged to provide financial opinions with respect to valuation and fairness in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations and financings.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Purchase Price is fair from a financial point of view to the Company’s common stockholders.

Very truly yours,

/s/ Valuation Research Corporation
VALUATION RESEARCH CORPORATION

EXHIBIT B

PROPOSED FORM OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION
TO EFFECT REVERSE STOCK SPLIT

That the first paragraph of Article Fourth of the Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The aggregate number of shares of all classes of stock which the corporation shall have the authority to issue is 1,270,000 shares, divided into two classes, one class consisting of one million two hundred thousand (1,200,000) shares of Preferred Stock of the par value of one hundred dollars ($100.00) per share, and the other class consisting of seventy thousand (70,000) shares of Common Stock of the par value of five hundred dollars ($500.00) per share.”

FOURTH:  That the Restated Certificate of Incorporation is hereby further amended by adding the following provision at the end of Article Fourth:

11. Stock Split.  As of [          ] (Eastern Time) on [          ] (the “Effective Time”), each issued and outstanding share of the Corporation’s Common Stock (including each share of treasury stock, the “Pre-Split Common Stock”) shall automatically and without any action on the part of the holder thereof be reclassified as and reduced to 1/500th of a share of Common Stock (such reduction of shares designated as the “Reverse Stock Split”). The par value of the Corporation’s Common Stock following the Reverse Stock Split shall be $500.00 per share. No fractional shares will be issued in connection with the Reverse Stock Split. Each holder of Pre-Split Common Stock at the Effective Time who would otherwise be entitled to a fractional share shall, in lieu thereof, receive a cash payment equal to the fractional share multiplied by $2.00.

B-1

REVOCABLE PROXY
☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	KATY INDUSTRIES, INC.	Preliminary Copy

	1. The amendment of Katy’s Certificate of Incorporation to effect a 1-for-500 reverse stock split of Katy’s common shares.	For ☐	Against ☐	Abstain ☐

2. The proposal for the adjournment or postponement of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the reverse stock split.
		For ☐	Against ☐	Abstain ☐
SPECIAL MEETING OF STOCKHOLDERS , 2008
The undersigned hereby appoints David J. Feldman and [ ], and each of them, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of capital stock of Katy Industries, Inc. (“Katy” or the “Company”) which the undersigned is entitled to vote at the Special Meeting of Stockholders (the “Meeting”) to be held at the Holiday Inn Mount Kisco, Mount Kisco, New York, on , 2008 at 10:00 a.m. local time, and at any and all adjournments and postponements thereof.	In its discretion, the Board of Directors, as proxy for the undersigned, is authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” the approval of the amendment to Katy’s Certificate of Incorporation to effect the Reverse Stock Split.

Please be sure to sign and date this Proxy in the box below.	Date
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE AMENDMENT TO KATY’S CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY A MAJORITY OF THE BOARD OF DIRECTORS IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Stockholder sign above	Co-holder (if any) sign above

▲ Detach above card, sign, date and mail in postage paid envelope provided. ▲

KATY INDUSTRIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This Proxy may be revoked at any time before it is voted by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than this Proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of this Proxy). If this Proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

The above signed acknowledges receipt from the Company, prior to the execution of this proxy, of Notice of the Special Meeting and a Proxy Statement.

Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE